Exhibit 99.1

Independent Auditor’s Report

To the Board of Directors and Shareholders

of WP Prism Inc.

We have audited the accompanying consolidated financial statements of Bausch & Lomb Holdings Incorporated and its subsidiaries, which comprise the consolidated balance sheets as of December 29, 2012 and December 31, 2011, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity and cash flows for the years ended December 29, 2012 and December 31, 2011.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We did not audit the financial statements of Technolas Perfect Vision GmbH, an investment accounted for by the Company under the equity method, for which the Company reflected a loss from equity investees of $22.8 million and $18.6 million (prior to the amortization of the basis difference of $1.3 million and $2.2 million resulting from the amortization of the basis difference and a loss on change in ownership) for the years ended December 29, 2012 and December 31, 2011. Those statements, which were prepared in conformity with International Financial Reporting Standards as adopted by the European Union and included a reconciliation to accounting principles generally accepted in the United States of America, were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Technolas Perfect Vision GmbH, is based solely on the report of the other auditors. We conducted our audits in accordance with auditing standards generally accepted in the United States of America and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bausch & Lomb Holdings Incorporated and its subsidiaries at December 29,2012 and December 31, 2011, and the results of their operations and their cash flows for the years ended December 29, 2012 and December 31, 2011 in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Rochester, New York

March 22, 2013, except for the effects of the finalization of purchase accounting described in Note 2 – Acquisitions and Licensing Agreements – Acquisition of ISTA Pharmaceuticals, Inc. to the consolidated financial statements, as to which the date is June 7, 2013

Report of Independent Auditors

To the Board of Directors and Shareholders of Technolas Perfect Vision GmbH, Munich

We have audited the accompanying consolidated statements of financial position of Technolas Perfect Vision GmbH, Munich (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive loss, changes in equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Technolas Perfect Vision GmbH, Munich, at December 31, 2012 and 2011, and the consolidated results of their operations and their cash flows for the years then ended in conformity with International Financial Reporting Standards as adopted by the European Union.

The accompanying consolidated financial statements have been prepared assuming that Technolas Perfect Vision GmbH, Munich will continue as a going concern. As described in Note 2.2, Technolas Perfect Vision GmbH, Munich will require additional financial support in 2013 to fund its operations. This raises substantial doubt about the ability of Technolas Perfect Vision GmbH, Munich to continue as a going concern. Technolas Perfect Vision GmbH, Munich Management’s plans with respect to this matter are described in Note 2.2, and rely primarily on the intention of financing commitments from its shareholder, Bausch & Lomb Luxembourg S.a.r.1. The 2012 and 2011 consolidated financial statements of Technolas Perfect Vision GmbH, Munich do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

International Financial Reporting Standards as adopted by the European Union vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 29 to the consolidated financial statements.

March 13, 2013

Ernst & Young GmbH

Wirtschaftsprüfungsgesellschaft

Munich

/s/ Räpple	/s/ Breyer
Wirtschaftsprüfer	Wirtschaftsprüfer
[German Public Auditor]	[German Public Auditor]

BAUSCH & LOMB HOLDINGS INCORPORATED AND CONSOLIDATED SUBSIDIARIES

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 29, 2012 AND DECEMBER 31, 2011

Dollar Amounts in Millions Except Per Share Data	2011	2012
Net Sales	$2,845.4	$3,037.6
Costs and Expenses
Cost of products sold	1,087.9	1,162.3
Selling, general and administrative	1,209.7	1,410.4
Research and development	235.4	227.4
Goodwill impairment	156.0	—

	2,689.0	2,800.1

Operating Income	156.4	237.5
Other Expense (Income)
Interest expense and other financing costs	169.3	246.0
Interest and investment income	(3.1)	(4.0)
Foreign currency, net	9.1	9.8

	175.3	251.8

Loss before Income Taxes and Equity in Losses of Equity Method Investee	(18.9)	(14.3)
Provision for income taxes	76.5	32.2
Equity in losses of equity method investee	20.8	24.1

Net Loss	(116.2)	(70.6)
Net income attributable to noncontrolling interest	7.7	2.9

Net Loss Attributable to Bausch & Lomb Holdings Incorporated	$(123.9)	$(73.5)

Basic and Diluted Net Loss Per Share Attributable to Bausch & Lomb Holdings Incorporated	$(1.19)	$(0.71)
Weighted Average shares outstanding (000s)	103,889	104,159

See Notes to Financial Statements.

BAUSCH & LOMB HOLDINGS INCORPORATED AND CONSOLIDATED SUBSIDIARIES

STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 29, 2012 AND DECEMBER 31, 2011

Dollar Amounts in Millions	2011	2012
Net Loss	$(116.2)	$(70.6)
Other Comprehensive (Loss) Income
Foreign Currency Translation Adjustments	14.6	(1.0)
Change in Fair Value of Effective Cash Flow Hedges:
Unrealized losses arising in current period	(7.1)	—
Reclassification adjustments for losses included in net income	4.4	0.8
Income tax (expense) benefit	0.3	2.6

	(2.4)	3.4

Changes in Defined Benefit Plans:
Net actuarial loss arising in current period	(39.3)	(64.5)
Newly established prior service credit	—	3.8
Reclassification adjustment for recognized actuarial losses included in net income	11.9	21.0
Reclassification adjustment for recognized prior service credits included in net income	(4.6)	(4.6)
Income tax benefit	2.6	2.5
Currency impact	0.2	(2.1)

	(29.2)	(43.9)

Other Comprehensive Loss	(17.0)	(41.5)

Comprehensive Loss	(133.2)	(112.1)
Comprehensive income attributable to noncontrolling interest	8.9	3.1

Comprehensive Loss Attributable to Bausch & Lomb Holdings Incorporated	$(142.1)	$(115.2)

See Notes to Financial Statements.

BAUSCH & LOMB HOLDINGS INCORPORATED AND CONSOLIDATED SUBSIDIARIES

BALANCE SHEETS

DECEMBER 29, 2012 AND DECEMBER 31, 2011

Dollar Amounts in Millions—Except Per Share Data	2011	2012
Assets
Current Assets:
Cash and cash equivalents	$148.5	$359.2
Trade receivables, less allowances of $5.1 and $5.5, respectively	506.1	573.8
Inventories	289.0	317.4
Other current assets	170.1	178.0
Deferred income taxes	98.2	126.2

Total Current Assets	1,211.9	1,554.6
Property, Plant and Equipment, net	689.2	718.6
Goodwill	1,250.1	1,415.5
Other Intangibles, net	1,581.1	1,904.6
Other Long-Term Assets	341.8	323.8
Deferred Income Taxes	12.3	20.7

Total Assets	$5,086.4	$5,937.8

Liabilities and Shareholders’ Equity
Current Liabilities:
Notes payable	$0.2	$3.0
Current portion of debt	106.4	52.3
Accounts payable	121.4	146.3
Accrued compensation	168.3	181.2
Accrued liabilities	429.9	636.2
Dividends payable	—	—
Income taxes payable	25.8	15.1
Deferred income taxes	1.5	0.4

Total Current Liabilities	853.5	1,034.5
Long-Term Debt, less current portion	2,590.9	3,251.4
Pension and Other Benefit Liabilities	232.9	272.8
Other Long-Term Liabilities	8.5	7.7
Income Tax Liabilities	44.3	46.2
Deferred Income Taxes	455.7	520.3

Total Liabilities	4,185.8	5,132.9

Commitments and Contingencies (Notes 15 and 17)
Shareholders’ Equity:
Common Stock, par value $0.01 per share, 450 million shares authorized, 103,998,229 shares issued in 2011 and 104,227,439 shares issued in 2012	1.0	1.0
Preferred Stock, par value $0.01 per share, 50 million shares authorized, none issued	—	—
Common Stock in Treasury, at cost, 11,655 shares in 2011 and 9,863 shares in 2012	(0.3)	(0.4)
Capital in Excess of Par Value	2,117.9	2,143.0
Retained Deficit	(1,072.4)	(1,145.9)
Accumulated Other Comprehensive Loss	(166.4)	(208.1)

Total Bausch & Lomb Holdings Incorporated Shareholders’ Equity	879.8	789.6
Noncontrolling interest	20.8	15.3

Total Shareholders’ Equity	900.6	804.9

Total Liabilities and Shareholders’ Equity	$5,086.4	$5,937.8

See Notes to Financial Statements.

BAUSCH & LOMB HOLDINGS INCORPORATED AND CONSOLIDATED SUBSIDIARIES

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 29, 2012 AND DECEMBER 31, 2011

Dollar Amounts in Millions	2011	2012
Cash Flows from Operating Activities
Net Loss	$(116.2)	$(70.6)
Adjustments to Reconcile Net Loss to Net Cash Provided by Operating Activities
Depreciation	112.0	114.1
Amortization of intangible assets	89.1	114.7
Amortization of debt issue costs	11.4	13.6
Extinguishment of debt	—	25.6
Loss on goodwill impairment	156.0	—
Equity in losses of equity method investee	20.8	24.1
Stock-based compensation expense	13.9	18.8
Deferred income taxes	21.3	(25.2)
Gain from sale of non-strategic product lines	—	—
(Gain) loss on retirement of fixed assets	2.1	(0.4)
Impairment charge on investments	1.6	25.0
Non-cash charges related to step-up in carrying value of inventory	0.3	22.0
Changes in Assets and Liabilities [1]
Trade receivables	(10.9)	(43.2)
Inventories	(40.1)	(23.1)
Other current assets	(9.8)	11.4
Other long-term assets, including equipment on operating lease	(16.7)	8.4
Accounts payable and accrued liabilities	4.9	129.4
Income taxes payable	15.3	(17.2)
Other long-term liabilities	10.7	(6.9)

Net Cash Provided by Operating Activities	265.7	320.5

Cash Flows from Investing Activities
Capital expenditures	(132.2)	(119.8)
Net cash paid for acquisition of businesses and other intangibles	(28.5)	(464.1)
Investment in and advances to TPV joint venture	(56.9)	(25.2)
Cash paid for investment in available-for-sale securities	(15.3)	(17.1)
Cash paid for investment in equity securities	(2.3)	(5.0)
Cash received from sale of available-for-sale securities	2.2	18.5
Other	1.0	1.6

Net Cash Used in Investing Activities	(232.0)	(611.1)

Cash Flows from Financing Activities
Proceeds from issuance of short-term debt	100.5	62.7
Proceeds from issuance of long-term debt	—	2,920.8
Early repayment of short-term debt	—	(60.0)
Early repayment of long-term debt	—	(2,275.9)
Repayment of short-term debt	(114.7)	(68.3)
Repayment of long-term debt	(23.9)	(11.0)
Debt issuance costs paid	—	(75.7)
Capital contributions	7.6	8.8
Repurchase of Common Stock	(3.0)	(2.8)
Exercise of stock options	1.5	0.1
Other financing costs paid	—	(0.2)
Net distributions to noncontrolling interest	(4.5)	(8.6)
Net proceeds from notes payable	0.2	2.9

Net Cash (Used in) Provided by Financing Activities	(36.3)	492.8

Effect of exchange rate changes on cash and cash equivalents	0.7	8.5

Net Change in Cash and Cash Equivalents	(1.9)	210.7
Cash and Cash Equivalents – Beginning of Period	150.4	148.5

Cash and Cash Equivalents – End of Period	$148.5	$359.2

Supplemental Cash Flow Disclosures
Cash paid for interest	$164.8	$147.9
Net cash payments for income taxes	33.9	75.8

[1]	Exclusive of acquisitions and net investment in TPV joint venture.

See Notes to Financial Statements.

BAUSCH & LOMB HOLDINGS INCORPORATED AND CONSOLIDATED SUBSIDIARIES

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 29, 2012 AND DECEMBER 31, 2011

	Equity Attributable to Bausch & Lomb Holdings Incorporated
Dollar Amounts in Millions	Common and Preferred Stock [1]	Trea- sury Stock	Capital in Excess of Par	Retained Deficit	Accu- mulated Other Compre- hensive Loss	Total Bausch & Lomb Holdings Incor- porated Equity	Noncontrolling Interest	Total
Balance at December 25, 2010	$1.0	$(0.1)	$2,097.8	$(948.5)	$(148.2)[2]	$1,002.0	$16.4	$1,018.4
Investment by management, net of repurchases	—	—	4.8	—	—	4.8	—	4.8
Comprehensive (loss) income	—	—	—	(123.9)	(18.2)	(142.1)	8.9	(133.2)
Recognition of equity-based compensation	—	—	13.9	—	—	13.9	—	13.9
Treasury shares issued (104,549 shares)	—	2.8	—	—	—	2.8	—	2.8
Treasury shares repurchased (112,943 shares)	—	(3.0)	—	—	—	(3.0)	—	(3.0)
Stock option exercises	—	—	1.5	—	—	1.5	—	1.5
Noncontrolling interest distributions	—	—	—	—	—	—	(4.5)	(4.5)
Other, including currency	—	—	(0.1)	—	—	(0.1)	—	(0.1)

Balance at December 31, 2011	$1.0	$(0.3)	$2,117.9	$(1,072.4)	$(166.4)[2]	$879.8	$20.8	$900.6
Investment by management, net of repurchases	—	—	6.1	—	—	6.1	—	6.1
Comprehensive (loss) income	—	—	—	(73.5)	(41.7)	(115.2)	3.1	(112.1)
Recognition of equity-based compensation	—	—	18.8	—	—	18.8	—	18.8
Treasury shares issued (114,825 shares)	—	3.9	—	—	—	3.9	—	3.9
Treasury shares repurchased (113,033 shares)	—	(4.0)	—	—	—	(4.0)	—	(4.0)
Stock option exercises	—	—	0.1	—	—	0.1	—	0.1
Noncontrolling interest distributions	—	—	—	—	—	—	(8.6)	(8.6)
Other, including currency	—	—	0.1	—	—	0.1	—	0.1

Balance at December 29, 2012	$1.0	$(0.4)	$2,143.0	$(1,145.9)	$(208.1)[2]	$789.6	$15.3	$804.9

[1]	There were also 50 million shares of $0.01 par value Class A preferred stock authorized, none of which were issued.
[2]

Accumulated other comprehensive loss at December 25, 2010 was comprised of the following accumulated loss amounts: minimum additional pension liability, $97.4; currency translation adjustment, $49.9; and net unrealized holding loss, $0.9. Accumulated other comprehensive loss at December 31, 2011 was comprised of the following accumulated loss amounts: minimum additional pension liability, $126.6; currency translation adjustment, $36.4; and net unrealized holding loss, $3.4. Accumulated other comprehensive loss at December 29, 2012 was comprised of the following accumulated loss amounts: minimum additional pension liability, $170.5; and currency translation adjustment, $37.6.

See Notes to Financial Statements.

BAUSCH & LOMB HOLDINGS INCORPORATED AND CONSOLIDATED SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Dollar Amounts in Millions

1.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Company Operations

The Company’s legal name is Bausch & Lomb Holdings Incorporated. On May 16, 2013 Bausch & Lomb Holdings Incorporated legally changed its name from WP Prism Inc. to Bausch & Lomb Holdings Incorporated. Bausch & Lomb Holdings Incorporated and its consolidated subsidiaries (the Company or Bausch + Lomb) is a leader in the development, manufacture and marketing of eye health products, including contact lenses, contact lens care solutions, pharmaceuticals and ophthalmic surgical products.

Merger Transaction

On October 26, 2007, Bausch & Lomb Holdings Incorporated’s (Holdco) wholly owned operating subsidiary, Bausch & Lomb Incorporated (Opco), was acquired by investment funds affiliated with or managed by Warburg Pincus LLC and Welsh, Carson, Anderson & Stowe (the Transaction). To effect the Transaction, WP Prism Merger Sub Inc., a New York corporation and the Company’s wholly owned subsidiary, merged with and into Opco. Opco continued as the surviving company after the merger. Although Opco continued as the same legal entity after the Transaction, the Transaction resulted in a new basis of accounting.

Principles of Consolidation

The Company’s fiscal year is the 52- or 53-week period ending the last Saturday in December. The financial statements include all majority-owned and controlled U.S. and non-U.S. subsidiaries. Intercompany accounts, transactions and profits are eliminated.

The consolidation of non-wholly owned subsidiaries results in the recognition of noncontrolling interest on the Balance Sheets, Statements of Operations and Statements of Comprehensive Income representing the shareholders’ noncontrolling interest in the net assets and net income (loss) and other comprehensive income of such subsidiaries. The noncontrolling interest at the end of 2012 and 2011 represented outside interests in non-U.S. commercial and manufacturing joint ventures.

Evaluation of Subsequent Events

The Company evaluates all events or transactions that occur after the balance sheet date through the date of issuance of its financial statements. For the year ended December 29, 2012, subsequent events were evaluated through March 22, 2013, the date on which those consolidated financial statements were originally issued and through June 7, 2013, the date on which the financial statements were reissued.

Segment Reporting

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 280, Segment Reporting, the Company reports its results consistent with the manner in which financial information is viewed by management for decision-making purposes.

Financial information and operating performance are reviewed and resource allocation decisions are made based on a product line structure, by managing the business through three business segments: pharmaceuticals, vision care and surgical products. Other support costs that are not directly associated with one of the three business segments, such as certain manufacturing, research and development and administrative expenses, including corporate, are not allocated to or included in business segment earnings. Additionally, certain significant items (such as costs associated with business realignment and exit activities, goodwill impairment charges, non-cash asset impairment charges and acquisition accounting adjustments) are not included in business segment earnings, even though they may be identified with a specific product line.

Use of Estimates

The financial statements have been prepared in conformity with generally accepted accounting principles (GAAP) and, as such, include amounts based on informed estimates and judgments of management with consideration given to materiality. For example, estimates are used in determining valuation allowances for uncollectible trade receivables, deferred income taxes and tax reserves; in calculating customer rebates and other contra revenue reserves and asset impairment charges; in valuing purchased intangible assets and the goodwill impairment test. Actual results could differ from those estimates.

Mergers and Acquisitions

The Company accounts for mergers and acquisitions in accordance with the provisions of FASB ASC Topic 805, Business Combinations (Topic 805). Topic 805 provides guidance for recognition and measurement of identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in the acquiree at fair value. In a business combination, the assets acquired, liabilities assumed and noncontrolling interest in the acquiree are recorded as of the date of the merger or acquisition at their respective fair values with limited exceptions. Any excess of the purchase price (consideration transferred) over the estimated fair values of net assets acquired is recorded as goodwill. Transaction costs and costs to restructure the acquired company are expensed as incurred. The operating results of the acquired business are reflected in the Company’s consolidated financial statements after the date of the merger or acquisition. If the Company determines that the assets acquired do not meet the definition of a business under the provisions of Topic 805, the transaction will be accounted for as an acquisition of assets rather than a business combination and, therefore, no goodwill will be recorded.

Cash Equivalents

Cash equivalents include time deposits and highly liquid investments with original maturities of three months or less.

Inventories

Inventories are valued at the lower of cost or market, using the first-in, first-out (FIFO) method. Inventories include the cost of raw materials, labor and manufacturing overhead. The Company provides estimated inventory allowances for excess, slow moving and obsolete inventory as well as inventory with carrying values in excess of net realizable value to properly reflect inventory at the lower of cost or market.

Property, Plant and Equipment

Property, plant and equipment, including improvements that significantly add to productive capacity or extend useful life, are recorded at cost, while maintenance and repairs are expensed as incurred. Depreciation is calculated for financial reporting purposes using the straight-line method based on the estimated useful lives of the assets as follows: buildings, 30 to 40 years; machinery and equipment, two to ten years; and leasehold improvements, the shorter of the estimated useful life or the lease periods. In accordance with FASB ASC Topic 360, Property, Plant and Equipment (Topic 360), the Company assesses all long-lived assets, including property, plant and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Interest cost capitalization associated with various projects commences with the first expenditure for the project and continues until the project is substantially complete and ready for its intended use.

Goodwill and Other Intangible Assets

In accordance with the provisions of FASB ASC Topic 350, Intangibles – Goodwill and Other (Topic 350), the Company tests goodwill and indefinite lived intangible assets for impairment annually or more frequently if events or changes in circumstances indicate that the carrying value may not be fully recoverable. The Company has elected its October fiscal close date as its annual impairment test measurement date.

Goodwill

Goodwill represents the excess of the consideration transferred over the fair value of net assets of businesses purchased. The impairment test of goodwill is at a level of reporting referred to as a reporting unit. A reporting unit is defined as an operating segment or one level below an operating segment (also known as a component).

The Company performed a quantitative assessment of all its reporting units in its 2012 impairment test. As the carrying value including goodwill of each of the Company’s reporting units was less than their respective fair values, goodwill was not considered impaired. If the Company used the discount rate that was one percent higher or used an expected long-term growth rate that was one percent lower and reduced each of the multiples used in the market comparable method by 10 percent, such changes would have resulted in the carrying value including goodwill of one of the reporting units, the surgical reporting unit (with approximately 10 percent of the Company’s goodwill), to exceed its fair value by approximately $8.0 or two percent.

During the fourth quarter of 2011, the Company concluded there was an impairment of goodwill related to the surgical segment’s Americas reporting unit. Due to longer than anticipated lead times for the Company to develop new IOLs, competitors introduced new products that captured market share. As a result, the Company recognized an impairment charge of $156.0, which is included in Goodwill Impairment on the Statements of Operations. There were no impairments associated with any of the Company’s other reporting units.

Indefinite Lived Intangible Assets

The Company trade name is an indefinite lived intangible asset. The Company completed its 2012 annual impairment test of the Company trade name and determined there was no impairment, as the fair value exceeded its carrying value.

The in-process research and development (IPR&D) intangible assets acquired in the ISTA Pharmaceuticals acquisition are classified as indefinite lived intangible assets until the associated research and development projects are either completed or abandoned. A qualitative assessment of the IPR&D intangible assets concluded that it was not more likely than not that the fair value of the IPR&D intangible assets was less than their carrying amount.

Impairment of Long-lived Assets

In accordance with the provisions of FASB ASC Subtopic 360-10, Property, Plant and Equipment, the Company assesses the carrying value of its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of its asset group may not be recoverable. The assessment is based on the ability to recover the carrying value of the asset from the expected future cash flows (undiscounted and without interest charges) of the related operations. If these cash flows are less than the asset’s carrying value, an impairment loss is recognized for the difference between estimated fair value and carrying value.

Equity Investments

The Company accounts for equity method investments in accordance with FASB ASC Topic 323, Equity Method Investments and Joint Ventures (Topic 323). Under the equity method, investments are carried at cost, plus or minus the Company’s equity in the increases and decreases in the investee’s net assets after the date of the acquisition and certain other adjustments. Cost generally equals the cash payment made by the investor or the fair value of other assets distributed or liabilities incurred by the investor. Topic 323 requires that a difference between the cost of an investment and the amount of underlying equity in net assets of an investee be accounted for as if the investee were a consolidated subsidiary. The difference is referred to as a basis difference and if attributable to depreciable or amortizable assets or liabilities, then the basis difference should be amortized or accreted in connection with the income/loss recognition by the investor. The Company’s share of the net income or loss of the investee is included in Equity in Losses of Equity Method Investee on the Company’s Statements of Operations. Equity method investments are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the investments may not be recoverable. The Company determined that its equity method investment in the TPV joint venture was not other than temporarily impaired as of December 29, 2012 and December 31, 2011. On January 25, 2013, the Company acquired the remaining shares of the joint venture. See further discussion in Note 18—Subsequent Events.

Revenue Recognition and Related Provisions and Allowances

The Company’s revenue recognition policy is in accordance with the requirements of FASB ASC Topic 605, Revenue Recognition (Topic 605).

The Company markets products in three segments: pharmaceuticals, vision care and surgical. The Company recognizes revenue for each of these segments when it is realized or realizable and earned and when substantially all the risks and rewards of ownership have transferred to the customer. Revenue is considered realized and earned when persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the Company’s price to its customers is fixed or determinable; and collection of the resulting receivables is reasonably assured.

In addition to the Company’s sales force, distributors and wholesalers are utilized to market and distribute the Company’s products to secondary customers. Revenue from distributors and wholesalers must meet all of the revenue recognition criteria previously discussed. The Company recognizes revenue (net of rebates, discounts, sales allowances and accruals for returns, all of which involve significant estimates and judgments) when the risks and rewards of ownership have transferred but not later than when such inventory is sold to the wholesalers’ or distributors’ customers. Also, as explained in the paragraph below entitled Surgical, the Company offers IOLs to surgeons and hospitals on a consignment basis and recognizes revenue when the IOL is implanted during surgery and not upon shipment to the surgeon.

Within each segment, the Company has established certain customer programs such as cash discounts, promotional and advertising allowances, volume discounts, and consumer rebates and coupons. The Company is also subject to certain programs whereby it provides rebates to managed healthcare plans and government entities. The Company also has established contractual pricing allowances predominantly with wholesalers, primarily through the U.S. pharmaceutical business, whereby it enters into contractual pricing agreements with wholesalers and indirect customers. The Company sells to wholesalers who have an established distribution arrangement with the indirect customers. The Company sells to the wholesalers at an established list price referred to as the wholesaler acquisition cost (WAC), which is typically higher than the indirect customers’ contractual price with the Company. After the sale of product by the wholesaler to the indirect customer the wholesaler submits a claim (Chargeback) to the Company under the terms of their contract for the difference between the WAC and the indirect customers’ contractual prices. Chargebacks, discounts and other contractual adjustments are estimated based on contractual terms, historical experience, trend analysis, and projected market conditions (including analysis of wholesaler or other third-party sell-through or inventory data). The Company records an estimated reduction to revenue for these programs in accordance with Subtopic 605-50, Revenue Recognition, Customer Payments and Incentives (Subtopic 605-50).

Also, within each segment, the Company has ongoing programs that, under specified conditions, allow customers to return products and, in accordance with Subtopic 605-15, Revenue Recognition, Products, records liabilities for estimated returns and allowances at the time revenue is recognized. The Company’s liability for estimated returns considers sales and returns information, the impact of new product launches, the entry of a competitor, product rationalization and the various terms and arrangements offered, including sales with extended credit terms.

The Company maintains provisions for uncollectible accounts based upon historical experience and the financial condition of the customer. The Company continuously analyzes and monitors customer account activity and, when it becomes aware of a specific customer’s inability to meet its financial obligations to the Company, such as in the case of bankruptcy filings or deterioration in the customer’s overall financial condition, records a specific provision. The Company is experiencing payment delays primarily related to sales to government-owned hospitals in Italy, Spain and Portugal. Sales to these customers represented approximately one percent of the Company’s total sales in 2012, and 2011. Accounts receivable associated with government-owned hospitals in Italy, Spain and Portugal totaled $30.2 and $43.6 at December 29, 2012 and December 31, 2011, respectively, of which $3.7 and $12.7, respectively, were overdue more than one year and were reported in Other Long-Term Assets in the accompanying Balance Sheets. These receivables are monitored in accordance with the Company’s accounting policies and are deemed collectable. Amounts billed to customers in sales transactions related to shipping and handling are classified as revenue in accordance with Subtopic 605-45, Revenue Recognition, Principal Agent Considerations.

Some of the Company’s sales programs are unique to a specific product category and are discussed below by business segment.

Pharmaceuticals

The pharmaceuticals product category is exclusive to this segment and includes branded and generic prescription ophthalmic drugs, ocular vitamins, and over-the-counter (OTC) medications. These products are sold predominantly through the Company’s sales force and distributed primarily through wholesalers, with additional sales to independent pharmacies, drug stores, food stores, mass merchandisers, hospitals and third-party distributors. The Company enters into contractual pricing agreements with indirect customers that result in rebates to wholesalers and managed health care plans and rebates for inventory on hand at wholesalers following a price reduction. These rebates and allowances are recorded as a reduction in revenue in accordance with Subtopic 605-50 as the Company does not receive a separable and identifiable benefit. Amounts are estimated based on contractual terms, historical experience, trend analysis and projected market conditions (including analysis of wholesaler or other third-party sell-through or inventory data). The Company also offers manufacturer’s coupons and mail-in rebates to end consumers.

Vision Care

This segment includes contact lenses and lens care product categories. The contact lens category includes traditional, planned replacement disposable, daily disposable, multifocal and toric soft contact lenses and RGP lenses and materials. The lens care category includes multipurpose solutions for soft contact lenses, cleaning and conditioning solutions for RGP lenses, re-wetting drops and saline solutions. These vision care products are sold to licensed eye care professionals, health product retailers, drug stores, mass merchandisers and distributors. Lens care products are also sold to independent pharmacies and food stores. The Company offers co-operative advertising programs within the contact lens and lens care categories. These programs are made available to large retailers and mass merchandisers that provide frequent advertising to their customers. The Company also offers manufacturer’s coupons and mail-in rebates to end consumers. In accordance with Subtopic 605-50, the costs associated with the coupons and rebates are recognized at the later of the date at which the related revenue is recognized or the date at which the sales incentive is offered. These programs are recorded as a reduction in revenue as the fair value of the benefit cannot be reasonably estimated or, in the case of coupons and rebates, the Company does not receive a separable and identifiable benefit.

Surgical

This segment includes cataract/vitreoretinal and other ophthalmic product categories. The cataract/vitreoretinal category includes standard and premium IOLs, phacoemulsification and vitreoretinal surgical equipment and related disposable products, hand-held surgical instruments, viscoelastics, other products used in cataract/vitreoretinal surgery and service fees. Surgical products are sold to ophthalmic surgeons, hospitals, ambulatory surgery centers or vision centers, and distributors. In these product categories, the Company will market disposable and consumable products either individually or in combination with equipment. For the sale of multiple-element arrangements whereby equipment is combined with services, including maintenance and other elements, such as IOLs and disposable products, the Company evaluates each element to determine whether they represent separate units of accounting. An element constitutes a separate unit of accounting when it has standalone value to the customer. The Company allocates to and recognizes revenue from the various elements based on average selling prices of each element (determined by analyzing historical selling prices of the element when sold on a standalone basis). Also in the cataract/vitreoretinal product category, the Company offers IOLs to surgeons and hospitals on a consignment basis. In accordance with Topic 605, the Company recognizes revenue for consignment inventory when the IOL is implanted during surgery and not upon shipment to the surgeon.

Allowances for Discounts, Contractual Adjustments and Returns

The following table presents the Company’s allowances for discounts, contractual adjustments and returns that reduced gross sales:

	Years Ended
Dollar Amounts in Millions	December 31, 2011	December 29, 2012
Gross sales	$3,416.6	$3,742.1
Chargebacks	200.9	245.7
Discounts and other contractual adjustments	302.0	390.3
Returns	68.3	68.5

Total allowances	$571.2	$704.5

Percent of gross sales	16.7%	18.8%
Net sales	$2,845.4	$3,037.6

Reserve balances included in Accrued Liabilities on the Company’s Balance Sheets are as follows:

	Years Ended
Dollar Amounts in Millions	December 31, 2011	December 29, 2012
Chargebacks	$18.2	$29.2
Discounts and other contractual adjustments	110.8	159.6
Returns	40.5	54.3

Total allowances	$169.5	$243.1

Advertising Expense

External costs incurred in producing media advertising are expensed the first time the advertising takes place. At December 29, 2012 and December 31, 2011, $6.3 and $4.2, respectively, of deferred advertising costs (representing primarily production and design costs for advertising to be run in the subsequent fiscal year) were included in other current assets. Advertising expenses during 2012 and 2011 were $293.6 and $273.9, respectively, and were included in SG&A expense.

Research and Development Costs

Internal research and development costs, which are primarily comprised of direct salaries, external consulting fees and occupancy costs, are expensed as incurred. Third-party research and development costs are expensed as the contracted work is performed. Where certain milestone payments are due to third parties under research and development arrangements, the milestone payment obligations are expensed as the milestone results are achieved, up to the point of certain regulatory approvals. In the event payments are made to third parties subsequent to certain regulatory approvals, they are either expensed or capitalized depending upon the nature of the payment. For example, royalty payments are expensed, whereas payments to purchase an associated intangible asset are capitalized and amortized over the remaining useful life of the related product. Amounts capitalized for such payments are included in other intangibles, net of accumulated amortization (see Note 5—Acquired Intangible Assets).

Legal Fees

Legal fees are expensed as incurred.

Contingent Liabilities

The Company is involved in a variety of claims, complaints and proceedings arising in the ordinary course of business, including but not limited to those relating to litigation matters (e.g., class actions, derivative lawsuits and contract, intellectual property, competitive claims, etc.), environmental matters, and risk management matters (e.g., product and general liability and workers’ compensation, etc.). The Company determines whether an estimated loss from a contingency should be accrued by assessing whether a loss is deemed probable and can be reasonably estimated. Potential liability is assessed by analyzing the matters using available information. Estimated losses are developed by considering historical settlements, if any, and through an analysis of potential results, assuming a combination of litigation and settlement strategies. As additional information becomes available, the assessments and estimates of potential loss are revised, which could have a material adverse effect on future results of operations, cash flows and financial position in the period or periods in which such change is determined. See Note 17—Other Matters for further discussion.

Stock-Based Compensation

Stock-based compensation expense and disclosures are dependent on assumptions used in calculating the fair value of each stock option award estimated on the date of grant using the Black-Scholes option pricing model for time-based awards and the Long-term Incentive Plan awards and a Monte Carlo Simulation model for performance-based awards and restricted stock awards. These assumptions include the expected term of the stock option granted, expected volatility (based on the median of the volatilities of its public peers), risk-free interest rates and dividend yield rates. The Company’s estimates of these assumptions typically are based on historical experience and currently available market data. While the Company believes that the assumptions used are appropriate, differences in actual experience or changes in assumptions may affect its future stock-based compensation expense and disclosures.

For stock awards that contain performance vesting conditions, the Company excludes these awards from diluted earnings per share computations until the contingency is met as of the end of that reporting period.

The Company presents the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) as a financing activity with a corresponding operating cash outflow in the Statements of Cash Flows.

Share-based compensation cost recognized under FASB ASC Topic 718 Compensation – Stock Compensation (Topic 718) was $18.8 in 2012 and $13.9 in 2011, and primarily included expense associated with stock options. See Note 11—Employee Stock Plans for further detail on the impact of Topic 718.

Foreign Currency

For subsidiaries outside the United States, the local currency is the functional currency, and translation adjustments are accumulated as a component of other comprehensive income. The accumulated loss balances of currency translation adjustments were $37.6 as of December 29, 2012 and $36.4 as of December 31, 2011.

The Company may mitigate foreign currency exposures related to foreign currency transactions, firm commitments and net assets of certain non-U.S. subsidiaries by entering into foreign exchange forward contracts. Gains and losses associated with currency rate changes on such contracts offsetting foreign currency transactions are recorded in income. The effects of foreign currency transactions, including related forward contracts not designated as hedges, were losses of $9.8 and $9.1 in 2012 and 2011, respectively.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, trade receivables, available-for-sale securities, notes payable, investments in equity securities, long-term debt and derivative instruments. FASB ASC Topic 820, Fair Value Measurements and Disclosures (Topic 820) clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, Topic 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date; Level 2 inputs are inputs, other than quoted prices included within Level 1, which are observable for the asset or liability, either directly or indirectly; and Level 3 inputs are unobservable inputs for which there is little or no market data, which require the reporting entity to develop its own assumptions. Assets and liabilities measured at fair value are based on one or more of three valuation techniques. The carrying value of cash and cash equivalents, trade receivables, available-for-sale securities and notes payable approximates fair value, due to their short maturities. See Note 6—Other Long-Term Investments for the fair value of investments in equity securities, Note 7—Debt for the fair value of long-term debt and Note 8—Derivative Financial Instruments for the fair value of derivative instruments.

Derivative Instruments and Hedging Activity

In accordance with FASB ASC Topic 815, Derivatives and Hedging (Topic 815), the Company records all derivative instruments on the Balance Sheets at their respective fair values. Changes in the fair value of derivatives are recorded each period in current income unless the instruments have been designated as cash flow or net investment hedges, in which case such changes are recorded in other comprehensive income. The Company does not apply hedge accounting to contracts utilized to offset foreign exchange exposures related to recorded foreign currency denominated assets and liabilities because they are marked to market through income at the same time that the exposed asset/liability is remeasured through income; both are recorded in Foreign Currency, Net in the Statements of Operations.

Upon entering into a derivative contract, the Company may designate, as appropriate, the derivative as a fair value hedge, a cash flow hedge, a foreign currency hedge or a hedge of a net investment in a foreign operation. At inception, the Company formally documents the relationship between the hedging instrument and the underlying hedged item, as well as risk management objective and strategy. In addition, the Company assesses, both at inception and on an ongoing basis, whether the derivative used in a hedging transaction is highly effective in offsetting changes in the fair value or cash flow of the respective hedged item. If it is determined that a derivative is no longer highly effective as a hedge, the Company will discontinue hedge accounting prospectively.

The Company has numerous investments in foreign subsidiaries, and the net assets of these subsidiaries are exposed to currency exchange rate volatility. To hedge this exposure, the Company may utilize foreign exchange forward contracts. The effective portion of the change in fair value of the hedging instrument is reported in the same manner as the translation adjustment for the hedged subsidiary; namely, reported in the cumulative translation adjustment component of Other Comprehensive Income (“OCI”). The Company evaluates its hedges of net investments in foreign subsidiaries quarterly for effectiveness and adjusts the value of hedge instruments or redesignates the hedging relationship as necessary.

There were no derivative instruments designated as fair value, foreign currency or net investment hedges in any of the periods presented. The Company designated each of its interest rate swap contracts as cash flow hedges through December 31, 2011. On January 1, 2012, the Company de-designated all outstanding interest rate swap agreements as cash flow hedges, as discussed in Note 8—Derivative Financial Instruments. There were no derivative instruments designated as cash flow hedges during the year ended December 29, 2012.

The Company enters into foreign exchange forward contracts, with terms normally lasting less than 12 months, to hedge against foreign currency transaction gains and losses on foreign currency denominated assets and liabilities based on changes in foreign currency spot rates. Although allowable, a hedging relationship for this risk has not been designated, as designation would not achieve different financial reporting results. Foreign exchange forward contracts within this category are carried on the balance sheet at fair value with changes in fair value recorded in income.

Income Taxes

The Company evaluates the recoverability of its deferred tax assets on an ongoing basis. This evaluation includes assessing the available positive and negative evidence to determine whether, based on its judgment, the Company believes it is more likely than not that the assets, or some portion thereof, will not be realized. To the extent the Company believes it is more likely than not that some portion of the deferred tax assets will not be realized, a valuation allowance is recorded. In determining whether, and to what extent, a valuation allowance is required, the Company considers whether it will have sufficient taxable income in the appropriate period and jurisdiction that is also of the appropriate character. Potential sources of taxable income that are evaluated include: (i) future reversals of existing taxable temporary differences; (ii) future taxable income exclusive of reversing temporary differences; (iii) taxable income in prior carryback years; and (iv) tax planning strategies that would be implemented, if necessary. Should the Company determine that it is no longer more likely than not that the deferred tax assets will not be realized, an adjustment would be required to reduce the valuation allowance. Conversely, if the Company determined that it would be unable to realize its deferred tax assets, an adjustment would be required to increase the valuation allowance. Generally, these changes would result in an adjustment to earnings.

In accordance with FASB ASC Topic 740, Income Taxes (Topic 740), the Company recognizes the financial statement benefit of a tax position only after determining that, based on the relevant tax law, it is more likely than not that the position would ultimately be sustained if challenged by the respective tax authority. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the taxing authority.

In the normal course of business, the Company is regularly audited by federal, state and foreign tax authorities, and is periodically challenged regarding the amount of taxes due. These challenges include, among other issues, questions regarding the timing and amount of deductions and the allocation of income among various taxing jurisdictions. The Company believes its tax positions comply with applicable tax laws and, if challenged, intends to vigorously defend such positions. As the likelihood of successfully defending many of these positions is uncertain, the Company evaluates these positions in accordance with Topic 740 (see Note 9—Provision for Income Taxes). The Company’s effective tax rate in a given financial statement period could be materially impacted if the Company prevailed in matters for which reserves have been established, or was required to pay amounts in excess of established reserves.

New Accounting Guidance – Recently Adopted

In July 2012, the FASB issued ASU 2012-02, Intangibles—Goodwill and Other (Topic 350): Testing Indefinite lived Intangible Assets for Impairment (ASU 2012-02), which amends the annual impairment test guidance for indefinite lived intangible assets other than goodwill. Previous guidance under Topic 350 required quantitatively testing indefinite lived intangible assets at least annually by calculating and comparing the fair value of the asset to its carrying amount. ASU 2012-02 provides the option of replacing the quantitative test with a qualitative assessment evaluating relevant events and circumstances to determine the likelihood that the asset’s fair value is less than its carrying amount. If the qualitative assessment concludes that it is not more likely than not that the fair value of the asset is less than its carrying amount, the quantitative test will not be required. ASU 2012-02 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012 and early adoption is permitted. The Company adopted this standard for its 2012 annual impairment test. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income (ASU 2011-05), which amends current comprehensive income guidance. This accounting update eliminates the option to present the components of other comprehensive income as part of the Statement of Shareholders’ Equity. Instead, the Company must report comprehensive income in either a single continuous statement of comprehensive income which contains two sections, net income and other comprehensive income; or in two separate but consecutive statements. In December 2011, the FASB issued ASU 2011-12, Comprehensive Income (ASC Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in ASU 2011-05 (ASU 2011-12), to defer the effective date of the specific requirement to present items that are reclassified out of accumulated other comprehensive income to net income alongside their respective components of net income and other comprehensive income. All other provisions of this update, which are to be applied retrospectively, are effective for fiscal years and interim periods within these years beginning after December 15, 2011. The adoption of this guidance did not have an impact on the Company’s consolidated financial statements, as it only requires a change in presentation.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS (ASU 2011-04). ASU 2011-04 generally provides a uniform framework for fair value measurements and related disclosures between U.S. GAAP and International Financial Reporting Standards (IFRS). Additional disclosure requirements in the update include: (1) for Level 3 fair value measurements, quantitative information about unobservable inputs used, a description of the valuation processes used by the entity, and a qualitative discussion about the sensitivity of the measurements to changes in the unobservable inputs; (2) for an entity’s use of a nonfinancial asset that is different from the asset’s highest and best use, the reason for the difference; (3) for financial instruments not measured at fair value but for which disclosure of fair value is required, the fair value hierarchy level in which the fair value measurements were determined; and (4) the disclosure of all transfers between Level 1 and Level 2 of the fair value hierarchy. ASU 2011-04 is effective for interim and annual periods beginning after December 15, 2011. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

New Accounting Guidance – Not Yet Adopted

In February 2013, the FASB issued ASU 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (ASU 2013-02), which finalizes the requirements of ASU 2011-05 that were deferred by ASU 2011-12. ASU 2013-02 clarifies how to report the effect of significant reclassifications out of accumulated other comprehensive income. The Company is required to present, either on the face of the financial statements or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income, but only if the amount reclassified is required to be reclassified in its entirety in the same reporting period. For amounts that are not required to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional details about those amounts. ASU 2013-02 is effective for fiscal years and interim periods within those years beginning after December 15, 2012 and early adoption is permitted. The Company does not believe that the adoption of ASU 2013-02 will have a material impact on its consolidated financial statements as it will only require a change in presentation.

In March 2013, the FASB issued ASU 2013-05, Foreign Currency Matters (Topic 830): Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity (a consensus of the FASB Emerging Issues Task Force), which clarifies the applicable guidance for a parent company’s accounting for the release of the cumulative translation adjustment into net income upon derecognition of certain subsidiaries or groups of assets within a foreign entity or of an investment in a foreign entity. This guidance also clarifies that the sale of an investment in a foreign entity includes both (1) events that result in the loss of a controlling financial interest in a foreign entity (that is, irrespective of any retained investment) and (2) events that result in an acquirer obtaining control of an acquiree in which it held an equity interest immediately before the acquisition date. ASU 2013-05 is effective for fiscal years and interim periods within those years beginning after December 15, 2013, and early adoption is permitted. The Company is evaluating the potential impact that the adoption of ASU 2013-05 will have on its consolidated financial statements.

Other recent accounting pronouncements issued by the FASB (including ASUs), the American Institute of Certified Public Accountants and the SEC did not, or are not, expected to have a material effect on the Company’s consolidated financial statements.

2.	ACQUISITIONS AND LICENSING AGREEMENTS

Acquisition of ISTA Pharmaceuticals, Inc.

On June 6, 2012, the Company completed the acquisition of ISTA Pharmaceuticals, Inc. (ISTA), a leading pharmaceutical company, under which it acquired all outstanding stock of ISTA for $9.10 per share or $487.5 ($465.5, net of cash acquired). The purchase was financed by $170.0 of borrowings under the Company’s delayed draw term loan facility and cash on-hand. The combination added ISTA’s portfolio of industry-proven allergy drugs, glaucoma drugs, spreading agents and a non-steroidal anti-inflammatory drug to the Company’s complementary portfolio of existing prescription ophthalmology and over-the-counter eye health products.

The Company accounted for the acquisition in accordance with the requirements under Topic 805, and has recorded the identifiable assets acquired and liabilities assumed at their estimated fair values as of June 6, 2012. It was determined that several developed products, material in nature to the operations of ISTA, met the criteria for separate recognition as intangible assets apart from goodwill. The value of each identified developed product intangible asset was determined by utilizing an income approach (excess earnings approach). The amount allocated to developed product intangibles will be amortized over a weighted average remaining useful life of 12 years. The discounted cash flow and excess earnings methods under the income approach were used to estimate the fair value of acquired IPR&D. The excess of the net purchase price over the net tangible and intangible assets was recorded as goodwill. The goodwill of $167.6 arising from the acquisition consists largely of the synergies and economies of scale expected from combining the operations of the Company and ISTA. The goodwill is not tax deductible.

During the second quarter of 2013 the Company recorded certain adjustments to the preliminary fair values of certain assets acquired and liabilities assumed and finalized its purchase accounting relative to the ISTA acquisition, resulting in a net increase in goodwill of $24.2. The adjustments primarily reflect the final valuation of the acquired IPR&D and corresponding tax impacts. The decrease in value of acquired IPR&D of $41.4 resulted from the completion of a market study commissioned by the Company to determine physicians’ interest in prescribing a product with the features being developed in the ISTA research and development project, as well as the completion of the Company’s review of a product supply agreement executed by ISTA prior to the acquisition agreement. The Company also recorded other adjustments to reduce accounts payable and accrued liabilities by $2.1. The adjustments to the value of acquired IPR&D and accounts payable and accrued liabilities also resulted in an adjustment decreasing net deferred taxes by $15.1, and the recognition of a corresponding tax expense of $5.2 due to the reversal of a previous valuation allowance release. The Company has retrospectively adjusted the preliminary fair values as of the acquisition date.

The fair value of the assets acquired and liabilities assumed as of December 29, 2012 is as follows:

Cash	$22.0
Trade receivables	26.5
Inventory	28.0
Property, plant and equipment	9.2
Developed products	418.2
In-process research and development	21.4
Goodwill	167.6
Accounts payable and accrued liabilities	(74.2)
Debt	(48.4)
Current and long-term deferred taxes	(51.8)
Contingent liability [1]	(35.0)
Other assets and liabilities, net	4.0

Total purchase price	$487.5

[1]

Prior to the acquisition, ISTA received a series of Grand Jury Subpoenas requesting information relating primarily to the marketing and promotion of Xibrom. Discussions to resolve potential civil and criminal claims arising from this matter are underway. An estimated fair value of the loss contingency has been included in Accrued Liabilities on the Company’s Balance Sheets. See further discussion in Note 17—Other Matters.

The Company assumed debt which was related to ISTA’s facility agreement. The liability was paid on June 6, 2012.

The results of operations of ISTA were included in the consolidated financial statements of the Company beginning in June 2012, including net sales of $86.1. ISTA was fully integrated into the Company’s U.S. pharmaceuticals business in 2012. As a result, it is not practicable to determine standalone ISTA earnings.

In-Process Research and Development

As required under GAAP, the Company recorded $21.4 of IPR&D intangible assets, representing research and development projects which at the time of the ISTA acquisition had not reached technological feasibility. The projects are considered indefinite lived intangible assets, subject to impairment testing until completion or abandonment of the projects. Upon successful completion of a project, the Company will make a determination as to the remaining useful life of the asset and begin amortization.

The IPR&D intangible assets are associated with three projects including two nasal products and one dry eye product. The products relating to these projects are expected to begin generating sales and positive cash flows in one to four years.

The fair value of the IPR&D intangible assets was determined by using an income approach, through which fair value is estimated based on each asset’s probability adjusted future cash flows, which reflect the different stages of development of each product and associated probability of successful completion. The net cash flows are then discounted to their present value. Actual cash flows are likely to be different than those assumed. All of the IPR&D projects are subject to the inherent risks and uncertainties in new product development. It is possible that the Company will not be able to successfully complete the IPR&D projects and profitably commercialize the underlying product candidates.

Pro Forma Information

The following table presents unaudited supplemental pro forma information for the Company as if the acquisition of ISTA had occurred as of the beginning of fiscal 2011:

	(Unaudited) Year Ended
	2011	2012
Net Sales	$2,997.9	$3,067.0
Net Loss Attributable to Bausch & Lomb Holdings Incorporated	(260.8)	(113.6)

These results include certain adjustments for the years ended December 29, 2012 and December 31, 2011, which are directly attributable to the acquisition:

•

a pro forma loss for the years ended December 29, 2012 and December 31, 2011 was adjusted to include an increase in amortization expense of $15.7 and $38.0, respectively, for the increase in the estimated fair value of intangible assets;

•

a pro forma loss for the year ended December 29, 2012 was adjusted to exclude $21.4 amortization of inventory step-up; pro forma loss for the year ended December 31, 2011 includes an increase in expenses of $21.4 for amortization of inventory step-up;

•

an increase in interest expense due to the Company’s borrowings under the delayed draw term loan to finance the acquisition of $9.6 in 2012 and $23.1 in 2011 and for the amortization of incremental debt issuance costs incurred to finance the acquisition of $0.7 in 2012 and $1.7 in 2011, offset by a decrease in the interest expense recorded by ISTA of $6.8 in 2012 and $7.3 in 2011;

•

a pro forma loss for the year ended December 29, 2012 was adjusted to exclude acquisition costs, including restructuring costs, of $39.2; a pro forma loss for the year ended December 31, 2011 was adjusted to include acquisition costs of $39.2;

•

a pro forma loss for the year ended December 29, 2012 was adjusted to exclude accelerated stock compensation expense of $13.6; a pro forma loss for the year ended December 31, 2011 was adjusted to include accelerated stock compensation expense of $13.6.

•	a decrease in net sales and costs of goods sold to eliminate transactions between the Company and ISTA of $2.3 and $6.7 in 2012 and 2011, respectively;

•

an increase in income tax expense of $21.0 in 2012 and an income tax benefit of $49.8 in 2011, which were computed by applying the statutory tax rates of the relevant jurisdictions to the pro forma adjustments listed above. These tax rates do not reflect the Company’s effective tax rate, which includes other items such as valuation allowance impacts and other tax charges or benefits. The effective tax rate of the combined company may be significantly different than the rates assumed for purposes of preparing the unaudited pro forma condensed consolidated financial statements for a variety of factors. The Company’s tax provision for the year ended December 29, 2012 includes a non-recurring benefit related to the release of valuation allowance as result of taxable temporary differences that were recorded as part of the ISTA acquisition.

The pro forma financial information is not intended to represent or be indicative of the actual results of operations of the Company that would have been reported had the acquisition been completed on December 26, 2010 (the first day of fiscal 2011), nor is it representative of future operating results of the Company. The pro forma information does not include any operating efficiencies or cost savings that the Company may achieve with respect to combining the companies.

The Company recorded $38.7 of SG&A expense for acquisition related costs, such legal, accounting, valuation and other professional services; and integration costs, such as severance.

Acquisition of Laboratorio Pförtner Cornealent SACIF

On December 1, 2011, the Company announced that it acquired 100 percent of the outstanding shares of Laboratorio Pförtner Cornealent SACIF (Laboratorio Pförtner), the controlling entity of Waicon (Waicon), for a purchase price of $21.6 (or $21.5, net of cash acquired). The purchase price reflects a $1.4 working capital adjustment received in the third quarter of 2012 resulting in a decrease to goodwill of approximately $1.0. Waicon is the Argentinean market leader in contact lenses and lens care products. Laboratorio Pförtner retained its retail operation and will continue to operate as an independent company. As a result of the acquisition, the Company became the leading eye health company in Argentina.

The Company accounted for the acquisition in accordance with the requirements under Topic 805 and allocated the purchase price to the net tangible and intangible assets based on estimated fair values as of December 1, 2011. The value of each identified intangible asset was determined by utilizing an income approach (excess earnings approach). The amount allocated to intangibles will be amortized over a weighted average remaining useful life of 20 years. Weighted average remaining useful lives of acquired intangible assets were as follows: technology - 16 years; trade name - 23 years and customer relationships - 20 years. The excess of the net purchase price over the net tangible and intangible assets was recorded as goodwill. The goodwill of $9.3 arising from the acquisition consists largely of the synergies and economies of scale expected from combining the operations of the Company and Waicon. The goodwill is not tax deductible.

The results of operations of Waicon, including 2012 net sales of $22.0, were included in the consolidated financial statements of the Company beginning in December 2011, and were not material to the Company’s 2012 or 2011 results of operations, cash flows or financial position.

Other Acquisitions

Acquisition of Zirgan

In June 2010, the Company acquired certain assets and U.S. rights for Zirgan from Sirion Therapeutics, Inc. Zirgan was approved by the U.S. Food and Drug Administration (FDA) in 2009 as a topical anti-viral for the treatment of acute herpetic keratitis (corneal ulcers). Consideration of $49.0 paid in June 2010 and $0.5 paid during the third quarter of 2011 was primarily ascribed to an intangible asset with an amortization period of approximately 11 years. In connection with the acquisition, the Company is obligated to pay royalties based on a rate applied to sales of the product.

Licensing Agreements

Worldwide Licensing Agreement with Exela Pharma Sciences

In July 2011, the Company entered into a licensing agreement with Exela Pharma Sciences, LLC (Exela), which granted the Company exclusive rights, under intellectual property owned by Exela, to develop and commercialize generic versions of Alphagan P, a brimonidine tartrate ophthalmic solution for the treatment of ophthalmic diseases, within the United States. Under the terms of the agreement, the Company made an initial payment of $4.0, which was recorded as research and development expense. Also under the terms of the agreement, the Company may be required to make potential development, regulatory and commercialization based milestone and royalty payments over time.

Worldwide Licensing Agreement for Latanoprostene Bunod

In March 2010, the Company entered into a licensing agreement with NicOx, S.A. (NicOx), which granted the Company exclusive worldwide rights to develop and commercialize latanoprostene bunod, a nitric oxide-donating compound for the treatment of glaucoma and ocular hypertension. The terms of the agreement were effective as of March 29, 2010, at which time the Company made an initial payment of $10.0, which was recorded as research and development expense. In March 2012, the Company announced positive top-line results from the phase 2b study with latanoprostene bunod in patients with open-angle glaucoma or ocular hypertension. As a result of these positive results and in accordance with the licensing agreement, the Company made a milestone payment of $10.0 to NicOx which was recorded as research and development expense. The Company initiated a global phase 3 development program for latanoprostene bunod in January 2013. Also under the terms of the agreement, the Company may be required to make potential regulatory, commercialization and sales success-based milestones payments over time. NicOx will receive royalties on the sales of latanoprostene bunod and will have the option to co-promote latanoprostene bunod products in the United States.

Worldwide Licensing Agreement with Santen Pharmaceuticals

In March 2009, the Company signed a licensing agreement with Santen Pharmaceutical Co., Ltd. a global company headquartered in Japan, for the manufacturing and marketing rights to Santen’s hydrophobic acrylic intraocular lens material in all geographic regions except Japan. Total consideration of $15.0 was paid in 2009. An additional payment of $7.5, ascribed to prepaid royalties, was paid in the first quarter of 2011.

3.	LOSS PER SHARE

Basic loss per share computations are based on the weighted average number of shares of common stock outstanding during the year. As a result of the net loss attributable to Bausch & Lomb Holdings Incorporated for the periods presented below, the Company calculated diluted loss per share using weighted average basic shares outstanding for each period, as potentially dilutive securities are anti-dilutive to loss per share.

The table below presents the computation of basic and diluted loss per share:

	Years Ended
	December 31, 2011	December 29, 2012
Net Loss Attributable to Bausch & Lomb Holdings Incorporated	$(123.9)	$(73.5)

Weighted Average Basic Shares Outstanding (000s)	103,889	104,159

Basic and Diluted Net Loss Per Share	$(1.19)	$(0.71)

Potentially dilutive securities are not included in our calculation of net loss per share because the inclusion of these securities in the calculation of net loss per share would be anti-dilutive. These securities are summarized below:

(000’s)	December 31, 2011	December 29, 2012
Stock Options
Time-based options	6,693	6,670
Performance-based options	6,262	6,313
OLTAAIP	830	856
Bausch & Lomb Equity Plan	—	47

Total Options	13,785	13,886
Restricted Stock	—	315

Total potentially dilutive securities excluded from the calculation of diluted loss per share	13,785	14,201

4.	GOODWILL

The changes in the carrying amount of goodwill are as follows:

	Pharmaceuticals	Vision Care	Surgical	Total
Balance as of December 25, 2010	$500.9	$582.6	$304.0	$1,387.5
Impairment charge	—	—	(156.0)	(156.0)
Acquisition of Waicon [1]	—	10.3	—	10.3
Other (primarily currency)	0.2	6.3	1.8	8.3

Balance as of December 31, 2011	$501.1	$599.2	$149.8	$1,250.1
Acquisition of ISTA [1]	167.6	—	—	167.6
Waicon valuation adjustments [1]	—	(1.0)	—	(1.0)
Other (primarily currency)	3.8	(5.8)	0.8	(1.2)

Balance as of December 29, 2012	$672.5	$592.4	$150.6	$1,415.5

Balance as of December 31, 2011
Goodwill	$501.1	$599.2	$445.0	$1,545.3
Accumulated impairment losses	—	—	(295.2)	(295.2)

	$501.1	$599.2	$149.8	$1,250.1

Balance as of December 29, 2012
Goodwill	$672.5	$592.4	$445.8	$1,710.7
Accumulated impairment losses	—	—	(295.2)	(295.2)

	$672.5	$592.4	$150.6	$1,415.5

[1]	See further discussion in Note 2—Acquisitions and Licensing Agreements.

5.	ACQUIRED INTANGIBLE ASSETS

The components of intangible assets as of December 31, 2011 and December 29, 2012 are as follows:

	December 31, 2011			December 29, 2012
	Weighted Average Remaining Amortization Period [1]	Gross Carrying Amount	Accumulated Amortization	Weighted Average Remaining Amortization Period [1]	Gross Carrying Amount	Accumulated Amortization
Company trade name	Indefinite	$755.0	$—	Indefinite	$755.0	$—
Technology [2]	9 years	734.0	235.4	8 years	736.0	299.0
Developed Products [3]	9 years	11.2	2.3	11 years	429.6	25.5
Customer/distributor relationships	15 years	297.1	59.5	14 years	294.1	81.1
Sub-brand trade names	15 years	93.6	21.8	15 years	92.2	26.7
In-Process Research & Development [3]	—	—	—	Indefinite	21.4	—
Other [4]	16 years	11.5	2.3	15 years	11.6	3.0

Total	12 years	$1,902.4	$321.3	11 years	$2,339.9	$435.3

[1]

The Company trade name is an indefinite lived intangible asset and is not amortizable. The IPR&D intangible asset includes three products which will be amortized upon commercialization based upon the expected life of the products. The remaining intangible assets are being amortized over the expected period of benefit.

[2]

Technology includes the technology and patents, intellectual property and license agreements intangible assets. This category includes $48.5 ascribed to a license agreement for the Zirgan product technology and trademark acquired in June 2010 from Sirion Therapeutics, Inc., and various other licensing agreements and marketing rights.

[3]

In June 2012, the Company recorded intangible assets as a result of the acquisition of ISTA. The intangible assets included $418.2 ascribed to composite developed products and $21.4 ascribed to IPR&D (see Note 2—Acquisitions and Licensing Agreements).

[4]	Other primarily consists of proprietary databases.

Amortization expense of intangibles for 2012 and 2011 was $114.7 and $89.1, respectively. Total estimated amortization expense for fiscal years 2013 through 2017 is as follows:

Fiscal Year	Amount
2013	$127.4
2014	126.0
2015	125.3
2016	122.8
2017	96.3

6.	OTHER LONG-TERM INVESTMENTS

TPV Joint Venture

On September 5, 2008, the Company entered into a joint venture agreement with 20/10 Perfect Vision AG (the Parties) to establish a joint venture combining the entire assets and operations of 20/10 and the refractive products business of Bausch & Lomb. The joint venture, Technolas Perfect Vision GmbH (hereinafter referred to as TPV or the joint venture), was formed effective January 1, 2009. The primary objective of the Parties was to create a laser based corneal refractive company as competitive and cost-effective as possible. The Company has accounted for the formation of the joint venture in accordance with FASB ASC Topic 810—Consolidation. Upon the formation of the joint venture, Bausch & Lomb discontinued consolidation of its refractive products business and accounts for the investment in the joint venture under the equity method in accordance with Topic 323. The Company’s initial investment of $189.1 was $148.0 greater than its underlying equity in net assets of the joint venture due to the basis difference in the carrying amounts of assets contributed to the joint venture by both parties. The investment is included in Other Long-Term Assets on the Company’s Balance Sheets.

In November 2010, the Company and others made additional investments in TPV. The Company’s additional investment was €10.4 ($14.5). As a result of this financing round, the Company’s ownership share of TPV decreased 0.4 percent to 54.1 percent on a fully diluted basis.

During the third quarter of 2011, the Company entered into a definitive agreement with TPV providing the Company with an option to purchase all outstanding and unowned TPV shares based on the achievement of certain milestones and earn-outs. Pursuant to the terms of this share option agreement, the Company contributed €20.0 ($28.4) and was granted the option to purchase all shares of TPV. The payment for the option was recorded in other long-term assets. The loan bears interest at a rate equal to one month EURIBOR plus 700 basis points per annum. The loan matures on the earlier of (a) June 30, 2013 and (b) the closing of a transaction.

In accordance with the share option agreement, the Company also lent TPV an additional €39.6 ($53.8) to be used for working capital purposes. The financing was non-interest bearing. A portion of the financing debt was to be repaid upon the sale of each co-promotion unit; however, this obligation was suspended due to cash flow constraints. Any amounts outstanding would have been due and repayable by June 30, 2013. Advances have been recorded in other long-term assets.

On November 7, 2012, the Company exercised the option. The acquisition was finalized on January 25, 2013. The financing debt of €39.6 was settled concurrent with the acquisition. See further discussion in Note 18—Subsequent Events.

Under the equity method, the results of operations of the joint venture are included in Equity in Losses of Equity Method Investee on the Company’s Statements of Operations. The carrying amount of the investment is adjusted to reflect the Company’s share of TPV’s net earnings and certain other adjustments. During 2012, equity in losses of equity method investee was $24.1, reflecting the Company’s share of TPV’s 2012 net losses and $1.3 amortization of basis difference. During 2011, equity in losses of equity method investee was $20.8, reflecting the Company’s share of TPV’s net loss of $18.6 and $2.2 resulting from a loss on change in ownership and amortization of basis difference. The carrying amount of the equity investment, option and advances to TPV as of December 29, 2012 and December 31, 2011 totaled $220.5 and $218.2, respectively. See Note 1—Basis of Presentation and Summary of Significant Accounting Policies—Equity Investments for further discussion regarding equity method investments.

The following tables present summarized financial information for the Company’s TPV Joint Venture:

	Years Ended
	December 31, 2011	December 29, 2012
Net sales	$85.2	$77.5
Gross profit	27.8	17.2
Loss from continuing operations	32.4	41.1
Net loss	34.3	45.1

	Years Ended
	December 31, 2011	December 29, 2012
Current assets	$87.8	$70.4
Noncurrent assets	67.3	59.8
Current liabilities	61.3	116.6
Noncurrent liabilities	34.3	4.1

Investment in cost method investees

The Company holds investments in equity securities which are accounted for using the cost method of accounting. The carrying amounts of these investments were $1.0 and $26.1 as of December 29, 2012 and December 31, 2011, respectively, and are reported in Other Long-Term Assets in the accompanying Balance Sheets.

In 2012, the Company determined that two of its cost investments were other-than-temporarily impaired due to decreases in projected cash flows caused by delays in development and anticipated regulatory approvals. The fair value of the underlying investments was determined using a discounted cash flow method which the Company considers to be a Level 3 measurement. An impairment charge of $25.0 was recorded. Of the total impairment, $23.0 relates to an equity investment in a privately held company that is developing corneal inlay technology for the treatment of presbyopia.

7.	DEBT

Debt outstanding as of December 31, 2011 and December 29, 2012 was:

			December 31, 2011		December 29, 2012
Type	Maturity	Coupon Interest Rate	Effective Interest Rate at Year End [1]	Amount	Effective Interest Rate at Year End [1]	Amount
U.S. dollar-denominated senior secured term loan [2]	2019	LIBOR + 4.25%	NA	$—	5.6%	$1,915.8
Euro-denominated senior secured term loan [2]	2019	EURIBOR + 4.75%	NA	—	6.0%	602.8
U.S. dollar-denominated delayed draw term loan	2015	LIBOR + 3.75%	NA	—	5.4%	400.0
U.S. dollar-denominated senior secured term loan	2015	LIBOR + 3.25%	4.3%	1,152.0	NA	—
Euro-denominated senior secured term loan	2015	EURIBOR + 3.25%	4.7%	511.7	NA	—
Delayed draw term loan	2015	LIBOR + 3.25%	3.8%	280.5	NA	—
U.S. revolving credit facility	2013	LIBOR + 2.75%	7.7%	50.0	NA	—
Senior notes [2]	2015	9.875%	10.2%	649.2	10.2%	349.7
Japanese yen-denominated revolving credit facility	2013	TIBOR + 0.75%	NA	—	0.9%	23.7
Japanese yen-denominated revolving credit facility	2012	TIBOR + 1.00%	1.2%	42.2	NA	—
Debentures	2028	7.125%	7.2%	11.6	7.2%	11.6
Other	Various	Various		0.1		0.1

				2,697.3		3,303.7
Less current portion				(106.4)		(52.3)

				$2,590.9		$3,251.4

[1]	The effective interest rate includes the impact of coupon interest rate, derivative instruments and debt issuance costs.
[2]	Amounts shown reflect outstanding borrowings net of unamortized original issue discount.
NA	Not applicable.

Opco Senior Secured Credit Facilities

On May 18, 2012, Opco completed a refinancing and upsizing of its former senior secured credit facilities, repaying term and revolving credit loans totaling $1,987.5 and replacing them with a new senior secured financing (referred to collectively as the Opco senior secured credit facilities). The Opco senior secured credit facilities include:

•	a seven-year dollar-denominated senior secured U.S. term loan facility in the aggregate amount of $1,935.0, borrowed in full at the closing date.

•	a seven-year euro-denominated senior secured Dutch term loan facility in the amount of €460.0, borrowed in full at the closing date by Bausch & Lomb B.V., Opco’s Dutch operating subsidiary.

•

commitments for a three-year $400.0 senior secured delayed draw term loan facility which was undrawn at the closing date. On June 6, 2012, Opco borrowed $170.0 under this facility to partially fund the acquisition of ISTA (see Note 2—Acquisitions and Licensing Agreements, Acquisition of ISTA Pharmaceuticals, Inc.). Subsequently, on August 22, 2012, Opco borrowed an additional $80.0 to partially fund the payment for a portion of its senior notes that were tendered for purchase. The remaining $150.0 of this facility was borrowed on September 24, 2012 as partial prefunding of a November 1, 2012 call of additional senior notes described below.

•

a five-year $500.0 senior secured revolving credit facility which is available in dollars and certain other currencies. This senior secured revolving credit facility includes sub-facilities available for letters of credit and for same-day borrowings, referred to as swing line loans. Other than amounts issued under the letter of credit sub-facility, Opco had not made any borrowings under the revolving credit facility through December 29, 2012. On March 14, 2013 Opco borrowed $45.0 under the facility for working capital purposes. On March 19, 2013, Opco borrowed an additional $100.0 under the facility and subsequently distributed $83.2 to Holdco to fund a portion of the dividend described in Note 18—Subsequent Events.

The Opco senior secured credit facilities contain provisions permitting Opco to, at any time, request additional term or revolving loans or additional term or revolving credit facility commitments so long as its senior secured leverage ratio (as defined in the credit agreement) is equal to or less than 4.5 to 1.0. The lenders under these facilities are not under any obligation to provide such additional loans or commitments, and any additional loans or increase in commitments will be subject to customary conditions precedent. Further, the Opco senior secured credit facilities contain provisions permitting Opco to extend the maturity of the revolving credit facilities and term loans in one or more tranches without further approval from a majority of lenders and to refinance the revolving credit facilities and term loans with one or more new facilities with secured, subordinated or unsecured notes or loans.

Borrowings under the Opco senior secured credit facilities bear interest at a rate per annum equal to an applicable credit spread plus, at Opco’s option:

•

for loans denominated in dollars: (a) LIBOR or (b) a base rate determined by reference to the greater of (i) the prime rate, (ii) the federal funds effective rate plus one-half of 1 percent and (iii) one-month LIBOR plus 1 percent;

•	for loans denominated in euro: EURIBOR;

provided that LIBOR and EURIBOR rates are each subject to a floor equivalent to 1 percent per annum.

In addition to paying interest on the outstanding principal under the Opco senior secured credit facilities, Opco is required to pay a facility fee of 0.5 percent per annum to the lenders under the revolving credit facility, based on the outstanding commitments thereunder (whether drawn or undrawn). Opco also pays customary letter of credit and agency fees.

The credit agreement governing the Opco senior secured term loan facilities requires Opco to prepay outstanding term loans and delayed draw term loans, subject to certain conditions, as follows:

•

commencing at the beginning of fiscal 2014, 50 percent (which percentage will be reduced to 25 percent and zero percent if Opco’s senior secured leverage ratio is less than certain specified thresholds) of the prior year’s annual excess cash flow (as defined in the credit agreement);

•

100 percent (which percentage will be reduced to 75 percent if Opco’s senior secured leverage ratio is less than a specified threshold) of the net cash proceeds of certain non-ordinary course asset sales and casualty and condemnation events, if Opco does not reinvest those proceeds in assets to be used in its business or toward certain other permitted investments; and

•	100 percent of the net cash proceeds of an incurrence of debt other than debt permitted under the Opco senior secured credit facilities.

There have been no mandatory prepayments to date.

The term loans amortize in an amount equal to one percent per annum of the total amount borrowed, payable in equal quarterly installments beginning in September 2012 for the U.S. and Dutch term loans, and March 2013 for the delayed draw term loan, with any remaining amounts payable in full on the final maturity date.

Opco may voluntarily prepay, in whole or in part, outstanding loans under the Opco senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR or EURIBOR loans. However, if prior to May 18, 2013, the first anniversary of the closing date, Opco prepays or refinances the term loans with long-term bank debt financing for the primary purpose of reducing the effective interest or weighted average yield, it will pay a repricing premium of one percent of the principal amount that is refinanced. Opco has not made any voluntary prepayments of U.S., Dutch, or delayed draw term loans to date.

All obligations under the Opco senior secured credit facilities are unconditionally guaranteed jointly and severally by Holdco and, subject to certain exceptions, each of the existing and future wholly owned domestic subsidiaries of Opco. In addition, all obligations of Opco’s Dutch operating subsidiary under the current senior secured credit facilities are unconditionally guaranteed jointly and severally by certain material restricted subsidiaries of that subsidiary. All obligations under the Opco senior secured credit facilities, and the guarantees of such obligations, are secured by substantially all of Opco’s assets and the assets of each guarantor, subject to certain customary exceptions and exclusions.

Former Opco Senior Secured Credit Facilities

On October 26, 2007, Opco entered into a credit agreement providing for:

•	a seven-and-one-half-year dollar-denominated senior secured term loan facility in the aggregate amount of $1,200.0, borrowed in full at the closing date.

•	a seven-and-one-half-year euro-denominated senior secured term loan facility in the amount of €408.7, borrowed in full at the closing date by Opco’s Dutch operating subsidiary.

•	a $300.0 senior secured delayed draw term loan facility which was undrawn at the closing date.

•	a six-year $500.0 senior secured revolving credit facility which was available in dollars and certain other currencies.

All outstanding borrowings under the former senior secured credit facilities were repaid on May 18, 2012 in connection with the closing of the Opco senior secured credit facilities. The Company recorded a $22.4 loss on extinguishment and modification of debt in connection with the repayment of borrowings under the former senior secured credit facility.

Opco Senior Notes

On October 26, 2007, Opco issued $650.0 of senior notes due 2015. The senior notes are unsecured and effectively subordinate in right of payment to borrowings under the Opco senior secured credit facilities. All obligations under the senior notes are unconditionally guaranteed jointly and severally by, subject to certain exceptions, each of Opco’s existing and future wholly owned domestic subsidiaries. Opco may redeem the senior notes, in whole or in part, at an applicable redemption price as specified in the indenture, plus accrued and unpaid interest, if any, to the applicable redemption date. If Opco were to experience certain change of control events, it must offer to repurchase all of the senior notes at 101 percent of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. If Opco sells assets under certain circumstances, it will be required to make an offer to purchase the senior notes at a purchase price of 100 percent of the principal amount thereof, plus accrued and unpaid interest to the purchase date.

On July 23, 2012, Opco commenced a tender offer to purchase, for cash, up to $300.0 of the senior notes. Notes with an aggregate principal value of $74.7 were validly tendered and accepted. The payment for the tendered notes was funded with incremental borrowing of $80.0 under the delayed draw term loan facility, along with cash on-hand. The Company recorded a $4.1 loss on extinguishment of debt in connection with the repayment of the tendered senior notes.

On October 1, 2012, Opco notified holders of the senior notes that it would be exercising, on November 1, 2012, its option to redeem $225.3 aggregate principal amount of notes at a price of 102.469 percent of the principal redeemed plus accrued interest. To partially fund this redemption, on September 24, 2012, Opco borrowed $150.0 under the delayed draw term loan facility. The remainder of the redemption price was paid using cash on-hand. The Company recorded a $7.8 loss on extinguishment of debt in connection with the redemption.

Japanese Revolving Credit Facility

Prior to the merger, Opco’s Japanese subsidiary had an outstanding Japanese yen-denominated variable-rate (TIBOR plus 0.3 percent per annum) unsecured term loan facility totaling 5.6 billion Japanese yen. The term loan facility was guaranteed by Opco and was not refinanced as part of the merger. The term loan matured on July 8, 2010, at which time the Japanese subsidiary repaid 2.7 billion Japanese yen using available cash and refinanced 2.9 billion Japanese yen under a newly executed Japanese yen-denominated variable-rate (TIBOR plus 1 percent per annum) asset backed secured revolving credit facility allowing for borrowing up to a maximum of 3.36 billion Japanese yen. Borrowings are secured by an interest in certain eligible accounts receivable and inventory of the subsidiary as defined in the agreement, and are guaranteed by Opco.

The facility had an initial term of one year and is renewable annually. During the second quarter of 2012, the facility was renewed and the new expiration date is July 7, 2013. All terms of the renewed facility were consistent with those of the prior facility, except that the rate on borrowings was reduced to TIBOR plus 0.75 percent per annum as of October 1, 2012.

The terms of the facility contain covenants including requiring the Japanese subsidiary to maintain certain levels of net worth and a maximum inventory turnover ratio. There were no covenant violations in either 2012 or 2011.

Other Outstanding Debt

As part of the financing of the merger, on September 19, 2007, Opco commenced tender offers to purchase for cash all outstanding tranches of its prior public debt totaling $250.0 and all outstanding convertible notes totaling $160.0, and a solicitation of the note holders to consent to certain amendments to the applicable indentures. The tender offers were conditioned upon the consummation of the merger and the closing of the Opco senior secured credit facilities. As of December 29, 2012 and December 31, 2011, approximately $11.6 of pre-merger debt remained outstanding, essentially all of which matures in 2028.

A number of subsidiary companies outside the United States have credit facilities to meet their liquidity requirements. Borrowings under such agreements were reported as Notes Payable on the Balance Sheets and totaled $3.0 at December 29, 2012 and $0.2 at December 31, 2011. The non-U.S. credit facilities’ covenants require the subsidiary companies to make payments when due and to comply with local laws. There were no covenant violations under the non-U.S. credit facilities during 2012 or 2011.

Covenant Compliance

The Opco senior secured credit facilities contain a number of covenants that, among other things, restrict Opco’s ability and the ability of its Restricted Subsidiaries (as defined in the credit agreement) to incur additional indebtedness; pay dividends on its capital stock or redeem, repurchase or retire its capital stock or indebtedness; make investments, loans, advances or acquisitions; create restrictions on the payment of dividends or other amounts to it from its Restricted Subsidiaries; engage in transactions with its affiliates; sell assets, including capital stock of its subsidiaries; consolidate or merge; create liens; and enter into sale and lease-back transactions. In addition to certain customary affirmative covenants and events of default, the Opco senior secured credit agreement contains a financial covenant for the benefit of the revolving credit lenders only. The financial covenant requires Opco to maintain a ratio of Consolidated Senior Secured Debt to Consolidated EBITDA, both as defined in the credit agreement (the Senior Secured Leverage Ratio) as of the last day of any fiscal quarter in which any revolving credit or swing line loans were outstanding, or the aggregate outstanding amount of the letters of credit exceeded $75.0 that did not exceed certain specific maximum levels. The maximum Senior Secured Leverage Ratio, if applicable, is 6.50 to 1.00 until the fiscal quarter ended September 30, 2014; 6.00 to 1.00 from the fiscal quarter ended December 29, 2014 until the fiscal quarter ended September 30, 2015, and 5.50 to 1.00 for every fiscal quarter thereafter. Consolidated EBITDA is a material component of this covenant. See Note 18—Subsequent Events. The indenture governing the 9.875% senior notes contains similar provisions to the Opco credit agreement, except it does not contain a financial covenant. Opco was in compliance with all applicable covenants during the fourth quarter of 2012.

Long-term borrowing maturities during the next five fiscal years are expected to be:

2013	$52.3
2014	29.5
2015	768.5
2016	31.8
2017	25.4

The Company may manage its exposure to changes in interest rates associated with its variable-rate debt by entering into interest rate swap agreements. See Note 8—Derivative Financial Instruments for further discussion.

The fair value of the Company’s long-term debt as of December 29, 2012 and December 31, 2011 was approximately $3,365.6 and $2,686.2, respectively. The fair values were determined in accordance with Topic 820 and fall within Level 2 in the fair value hierarchy, using significant other observable inputs. The measurement was based on the market approach technique. Inputs used to determine the fair value of debt include a combination of market price quotations obtained from several third-party banks or services for the various tranches of outstanding debt. Fair market value is determined using a model which computes an average of the quotations received. For a discussion of the fair value hierarchy and valuation techniques, see Note 8—Derivative Financial Instruments.

8.	DERIVATIVE FINANCIAL INSTRUMENTS

Derivative Instruments and Hedging Activity

As a result of its global operating and financing activities, the Company is exposed to changes in interest rates and foreign currency exchange rates that may adversely affect its results of operations and financial position. In seeking to minimize the risks and/or costs associated with such activities, the Company manages exposure to changes in interest rates and foreign currency exchange rates primarily through the use of derivatives. The Company enters into financial derivative instruments only for the purpose of managing those risks and thereby reducing volatility in income or cash flow. The Company does not use financial instruments for trading or speculative purposes, nor does it use leveraged financial instruments.

During the periods covered by this report, the Company primarily used foreign exchange forward contracts to mitigate foreign currency transaction exposures and interest rate swaps to mitigate interest rate risk.

Summary of Derivative Instruments Fair Values

The Company measures the fair value of derivative financial instruments in accordance with Topic 820, which, among other things, defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. The fair value measurements for the Company’s derivative instruments fall within Level 2 in the fair value hierarchy and are based on the income approach valuation technique. The Company does not offset the fair value amounts recognized for derivative financial instruments executed with the same counterparty under master netting arrangements.

The table below presents information concerning the balance sheet classification and fair value of the Company’s derivative instruments.

	December 31, 2011	December 29, 2012
Derivatives Designated as Hedging Instruments
Interest rate contracts:
Accrued liabilities	$(0.8)	$—
Derivatives Not Designated as Hedging Instruments
Foreign currency contracts:
Other current assets	3.2	0.5
Accrued liabilities	(2.0)	(2.7)

Total Fair Value of Derivatives	$0.4	$(2.2)

Interest Rate Risk Management

The Company uses interest rate swap agreements to manage its interest rate exposure and to achieve a desired proportion of variable and fixed rate debt.

In August 2010, the Company entered into two additional interest rate swap agreements that became effective September 30, 2010 and matured on September 30, 2012. Each of the agreements swapped eight quarterly LIBOR-based variable-rate interest payments on $200.0 of dollar-denominated floating-rate debt to fixed rates of 4.07 percent and 4.05 percent, respectively.

In November 2010, the Company entered into two additional interest rate swap agreements that became effective December 31, 2010 and were settled on December 28, 2012. Each of the agreements swapped eight quarterly LIBOR-based variable-rate interest payments on $250.0 of dollar-denominated floating-rate debt to a fixed rate of 3.96 percent.

The Company used the change in variable cash flows method to measure the ineffectiveness of the four cash flow hedging derivatives maturing in 2012, which were designated as cash flow hedges through December 31, 2011. On January 1, 2012, the Company de-designated these interest rate swap agreements as cash flow hedges. Accordingly, beginning with the quarter ended March 31, 2012 changes in their fair value were recorded directly to income in the Statements of Operations, and were no longer recorded to OCI. Additionally, all previously unrealized pre-tax losses remaining in accumulated OCI as of the date of de-designation were reclassified to interest expense in the quarter ended March 31, 2012.

Summary of Designated Derivative Instrument Losses

The following table presents the effect of derivative instruments designated as cash flow hedges on the Statements of Operations and Accumulated OCI:

	Years Ended
	December 31, 2011	December 29, 2012
Pre-tax Expense Recognized in OCI on Derivatives (Effective Portion)	$7.1	$—
Pre-tax Expense Reclassified from Accumulated OCI (Effective Portion) [1]	4.4	—
Pre-tax (Income) Recognized on Ineffective Portion of Derivatives [1]	—	—
Other Pre-tax Expense Reclassified from Accumulated OCI as a result of cash flow uncertainties associated with refinancing [1]	—	0.8

[1]	Classified as Interest Expense and Other Financing Costs on the Statements of Operations.

The effective portion of the change in the fair value of cash flow hedging derivatives is recorded in OCI and recognized in income in the same periods as the hedged transaction affects income. As of December 31, 2011, unrealized losses associated with cash flow hedges of $3.4, net of tax, were recorded in accumulated OCI. These amounts were classified to income in 2012 since all related interest rate swaps were settled as of December 29, 2012.

Foreign Currency Risk Management

The Company enters into foreign currency derivative instruments primarily to offset foreign currency exposures related to foreign currency transactions. Although allowable, a hedging relationship for this risk has not been designated, as designation would not achieve different financial reporting results. Foreign currency derivative instruments are carried on the balance sheet at fair value with changes in fair value recorded in income. In addition, from time to time the Company may selectively hedge firm commitments that represent both a right and an obligation, mainly for committed purchase orders for foreign-sourced equipment.

As of December 31, 2011 and December 29, 2012, the Company was a party to approximately 40 outstanding foreign currency derivative instruments. The following table is a summary of the Company’s primary hedging positions and corresponding net fair values held:

	December 31, 2011		December 29, 2012
Currency Hedged	Gross Notional Value	Net (Liability) Asset	Gross Notional Value	Net Asset (Liability)
Euro / U.S. Dollar	$30.9	$(0.5)	$71.3	$0.3
Euro / Russian Ruble	14.8	(0.4)	27.6	(0.1)
Euro / Great Britain Pound	47.4	0.9	27.5	(0.5)
Euro / Japanese Yen	17.5	1.7	19.7	(1.9)
U.S. Dollar / Japanese Yen	13.0	—	19.6	—
U.S. Dollar / Canadian Dollar	6.6	—	5.8	—
All others, less than $5 individually	30.0	(0.5)	34.6	—

	$160.2	$1.2	$206.1	$(2.2)

Summary of Non-Designated Derivative Instrument Losses

The following table presents the net (gains) losses associated with foreign currency derivative instruments not designated as cash flow hedges on the Statements of Operations:

	Years Ended
	December 31, 2011	December 29, 2012
Caption on Statements of Operations
Foreign currency, net	$0.8	$(5.9)

9.	PROVISION FOR INCOME TAXES

An analysis of the components of (loss) income before income taxes and equity in losses of equity method investee and the related tax provision for (benefit from) income taxes is presented below:

	For the Years Ended
	December 31, 2011	December 29, 2012
(Loss) Income before Income Taxes and Equity in Losses of Equity Method Investee
U.S.	$(199.5)	$(187.9)
Non-U.S.	180.6	173.6

	$(18.9)	$(14.3)

(Benefit from) Provision for Income Taxes
U.S. Federal
Current	$(4.8)	$0.2
Deferred	28.5	(18.9)
U.S. State
Current	(0.7)	(0.4)
Deferred	1.4	(3.1)
Non-U.S.
Current	61.2	58.0
Deferred	(9.1)	(3.6)

	$76.5	$32.2

Reconciliations of income taxes computed by applying the statutory U.S. federal income tax rate to loss before income taxes and equity in losses of equity method investee to the provision for income taxes for continuing operations are as follows:

	For the Years Ended
	December 31, 2011		December 29, 2012
	Amount	%	Amount	%
Statutory U.S. tax rate	$(6.6)	35.0%	$(5.0)	35.0%
Changes in valuation allowances	8.7	(45.7)%	35.9	(251.1)%
Nondeductible expenses	4.6	(24.1)%	5.7	(40.0)%
Foreign, including earnings taxed at different rates	14.3	(75.7)%	5.4	(37.4)%
State, net of federal benefit	0.1	(0.2)%	(5.5)	38.5%
Deferred charges on intercompany profit	(1.6)	8.6%	(5.3)	37.3%
Income tax provision released from AOCI	—	—%	2.9	(20.3)%
Tax return and audit adjustments	7.6	(40.2)%	(1.8)	12.8%
Impairments of nondeductible goodwill	54.6	(288.4)%	—	—%
Research tax credit	(5.4)	28.5%	—	—%
Other	0.2	(1.5)%	(0.1)	0.2%

	$76.5	(403.7)%	$32.2	(225.0)%

On January 2, 2013, President Obama signed into law the American Taxpayer Relief Act of 2012 (the Act), which includes the retroactive extension of the research tax credit that had expired on December 31, 2011, as well as an extension of various other tax provisions. Under the Act, the research tax credit is extended for two years retroactively from January 1, 2012 through December 31, 2013. As the Act was signed into law on January 2, 2013, the effects of the change in the tax law will be recognized as a financial statement event in the financial statement period that includes the date of enactment. The Act is not expected to have a material impact to the Company’s financial statements.

Deferred Tax Assets (Liabilities)

Deferred taxes, detailed below, recognize the expected future tax consequences of events that have been recognized in the financial statements or tax returns. The Company assesses the available positive and negative evidence regarding the recoverability of its deferred tax assets and applies judgment in estimating whether it is more likely than not that its deferred tax assets, or some portion thereof, will not be realized. In general, deferred tax assets, including carryforwards and other attributes, are reviewed for expected realization, and a valuation allowance is established to reduce the assets to their net realizable value. Expected realization is dependent upon sufficient taxable income in the appropriate jurisdiction and period that is also of the appropriate character. Potential sources of taxable income that are evaluated include: (i) future reversals of existing taxable temporary differences; (ii) future taxable income exclusive of reversing temporary differences; (iii) taxable income in prior carryback years; and (iv) tax planning strategies that would be implemented, if necessary. The Company has evaluated the availability of such taxable income, the nature of its deferred tax assets and the relevant tax laws in determining the net realizable value of its deferred tax assets. The amount of deferred tax assets considered realizable, however, could change materially as a result of future changes in sources of taxable income or future changes in tax laws.

A table summarizing the deferred taxes of the Company is provided below:

	Deferred Taxes December 31, 2011		Deferred Taxes December 29, 2012
	Assets	Liabilities	Assets	Liabilities
Current:
Sales and allowance accruals	$55.4	$—	$74.7	$—
Employee benefits and compensation	35.6	—	38.3	—
Inventories	18.9	—	17.6	—
Tax credit and loss carryforwards	9.8	—	0.7	—
Other accruals[1]	14.9	—	48.6	—
Valuation allowance	(37.9)	—	(54.1)	—

	$96.7	$—	$125.8	$—

Non-current:
Intangibles and amortization	$—	$396.9	$—	$540.6
Tax loss, credit and other carryforwards	305.2	—	424.9	—
Intercompany investments	—	157.5	—	157.7
Employee benefits and compensation	84.3	—	95.9	—
Fixed assets and depreciation	—	30.2	—	30.6
Unremitted earnings of certain subsidiaries	—	68.7	—	88.7
Investments in unconsolidated entities	—	39.3	—	28.9
Other accruals	4.0	—	2.2	—
Valuation allowance	(144.3)	—	(176.1)	—

	249.2	692.6	346.9	846.5

	$345.9	$692.6	$472.7	$846.5

[1]	Other accruals include a deferred tax asset related to the Rembrandt arbitration discussed in Note 17—Other Matters—Rembrandt Arbitration.

At December 29, 2012, the Company maintained a valuation allowance of $230.2, primarily for tax credits and state and non-U.S. net operating loss carryforwards that are not expected to be utilized. In 2012, the valuation allowance increased by $48.0. Of the $48.0 increase, $35.9 was recorded as a component of income tax expense, $11.5 was recorded to goodwill as a result of the ISTA acquisition, and the remainder was related to currency translation adjustments. The increase in valuation allowance relates primarily to foreign tax credits generated in the current year and state attributes acquired in the ISTA acquisition that, based upon the available evidence, will more likely than not expire unutilized. This increase was partially offset by a reduction in required valuation allowance on general business credits, as a result of taxable temporary differences arising in the ISTA acquisition.

The Company had deferred tax assets related to the following carryforwards at December 29, 2012:

Deferred tax asset carryforwards related to:	As of December 29, 2012	Expires:
U.S. federal tax losses	$192.6	2015 – 2032
U.S. state losses	39.9	2013 – 2032
Non-U.S. losses	4.3	2013 – 2031
Non-U.S. losses – indefinite	7.0	No expiration
U.S. foreign tax credits	112.0	2013 – 2022
Other U.S. federal and state credits	53.1	2013 – 2031
Other U.S. federal and state credits – indefinite	16.6	No expiration
Other non-U.S. credits – indefinite	0.1	No expiration

Of the above deferred tax assets related to U.S. loss and credit carryforwards, $66.5 was generated prior to the Transaction and $17.3 and $80.3 were generated by eyeonics, inc. and ISTA, respectively, prior to acquisition by the Company. The use of pre-Transaction and pre-acquisition operating losses and credits are subject to limitations imposed by the Internal Revenue Code. The Company does not anticipate that these limitations will affect utilization of these carryforwards prior to their expiration. However, if substantial changes in the Company’s ownership occur in the future, there could be an annual limitation on the amount of any carryforwards that can be utilized.

The Company has investments in non-U.S. subsidiaries and corporate joint ventures that it considers permanent in duration. Certain of these investments have outside basis differences for which the Company does not record deferred income taxes because it is not apparent that those basis differences would reverse in the foreseeable future. At December 29, 2012, these basis differences are estimated to be $453.0 and relate primarily to unremitted cumulative earnings and acquisition accounting adjustments recorded in connection with the Transaction. It is not practicable to estimate the amount of additional tax that might be payable on these outside basis differences if such earnings were to be remitted or the subsidiaries were sold or otherwise disposed.

Tax Audits and Litigation

In 1993, the Company formed a partnership, Wilmington Partners L.P. (“Wilmington Partners”), to raise additional financing. Several of the Company’s subsidiaries contributed various assets in exchange for partnership interests. These transactions have been the subject of multiple IRS reviews, starting in 1996. On December 4, 1996, the IRS initiated an audit of Wilmington Partners’s 1993 taxable year, the year in which Wilmington Partners was formed. That audit was completed with a letter dated March 23, 2000, in which the IRS stated that it would make no adjustments to Wilmington Partners’s tax return for the 1993 taxable year. On May 12, 2006, the IRS issued a Notice of Final Partnership Administrative Adjustment (“FPAA”) to Wilmington Partners for its two taxable periods that ended during 1999. The Company challenged the FPAA and the IRS’s proposed assessments and adjustments on various grounds in the Tax Court. On March 8, 2013, the Tax Court issued an Order encouraging the parties to settle the case. The Company expects to engage in settlement discussions with the IRS soon.

The Company has not made any financial provision for the asserted additional taxes, penalties or interest as the Company believes the related tax benefits have met the recognition and full measurement threshold as outlined under FASB ASC Subtopic 740-10-25, Income Taxes – Overall Recognition. Any final resolution of Wilmington Partners’s FPAA proceeding may result in related adjustments to the tax liability of the Company’s subsidiaries that are or were partners in Wilmington Partners. In addition, the Company believes that, to the extent the Company is required to pay any tax for any period covered in this dispute, the deferred tax liability noted below may be adjusted.

The Company recorded a deferred tax liability of $158 to account for the future tax consequences arising in part from intercompany repayment of a note contributed to Wilmington Partners, scheduled to occur in late 2013, and in part from the liquidation of Wilmington Partners, the timing of which is undetermined. The Company believes that, in view of its current U.S. tax attribute position, including net operating losses, neither the repayment of the note nor the liquidation of Wilmington Partners will result in an immediate cash outlay. However, use of such attributes would mean that they are no longer available to offset future taxable income, and could increase cash tax payments in the future. For further detail regarding the status of the partnership and corporate litigation, see Note 17—Other Matters.

On June 18, 2010, the Company effectively settled all but one issue raised by the Internal Revenue Service in its examination of tax years ended 2005 and 2006 with a cash payment of $8.3 in tax and interest. The remaining unagreed issue is an adjustment to capital loss carryforwards originating from the 1999 Wilmington transaction, which is the matter of litigation discussed above.

Unrecognized Tax Benefits

In accordance with Topic 740, the Company recognizes the financial statement benefit of a tax position only after determining that, based on the relevant tax law, it is more likely than not that the position would ultimately be sustained if challenged by the respective tax authority. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the taxing authority.

The Company had $34.9 and $38.7 of unrecognized tax benefits as of December 29, 2012 and December 31, 2011, respectively. Included in the December 29, 2012 balance is $3.7 of tax benefit that, when taken on the tax return, resulted in an increase to tax attributes. In accordance with Topic 740, the Company’s balance sheet does not reflect a deferred tax asset for these attributes or a liability for the unrecognized tax benefit associated with these items. If recognized, $33.9 of unrecognized tax benefits would be recorded as a component of tax expense, with the remainder having no net impact on tax expense due to the existence of the Company’s valuation allowance.

The 2012 net decrease in unrecognized tax benefits was primarily attributable to the reversal of tax reserves due to the favorable resolution of a Federal tax audit that was effectively settled, a favorable decision received from a Brazilian court, and the expiration of sundry statutes of limitation, partially offset by the accrual of additional reserves for various international, U.S. and state tax matters. The 2011 net increase was primarily related to the accrual of additional reserves for various international tax matters and included $1.5 of uncertain tax benefit reclassified from other current liabilities.

The following table summarizes the activity related to the Company’s unrecognized tax benefits for the years ended December 31, 2011 and December 29, 2012:

	2011	2012
Balance at beginning of year	$35.8	$38.7
Gross increases related to current period tax positions	3.3	4.4
Gross increases related to prior period tax positions	2.9	2.0
Gross decreases related to prior period tax positions	(1.8)	(7.5)
Decrease related to cash settlements with tax authorities	—	—
Expiration of statute of limitations for the assessment of taxes	(1.8)	(2.7)
Foreign currency translation	0.3	—

Balance at end of year	$38.7	$34.9

The Company believes it is reasonably possible that, due to the conclusion of audits and the expiration of statutes of limitation anticipated within the next twelve months, $3.9 of its previously unrecognized tax benefits, primarily related to state and international uncertain tax positions, may become recognized, resulting in an impact to the effective tax rate.

Estimated interest and penalties related to underpayment of income taxes were classified as a component of tax expense in the Statements of Operations, and were a total benefit of $2.3 for the year ended December 29, 2012; and expense of $2.2 for the year ended December 31, 2011. In addition, in 2011 $3.5 of interest and penalties were reclassified from other current liabilities to income tax liabilities. Accrued interest and penalties were $15.0 and $17.5 at December 29, 2012 and December 31, 2011, respectively.

The Company conducts business globally and, as a result, files income tax returns with the U.S. federal, state and local and foreign governments. The following table summarizes the open tax years by major jurisdiction as of December 29, 2012:

Open Tax Years
Jurisdiction	Examination in Progress	Examination Not Yet Initiated
United States [1]	2006-2010	2011-2012
Brazil	N/A	2006-2012
Germany [1]	2003-2010	2011-2012
Spain	N/A	2008-2012
France	N/A	2011-2012
China	1999-2008	2009-2012
Ireland	N/A	2008-2012
United Kingdom	N/A	2010-2012
Netherlands	N/A	2011-2012
Japan [1]	N/A	2006-2012
Korea	N/A	2008-2012
India	2006-2011	2012

[1]	Includes federal as well as state or similar local jurisdictions, as applicable.

Based on the outcome of ongoing examinations, tax litigation, settlements, or as a result of changes in tax law, it is reasonably possible that the unrecognized tax benefits for uncertain tax positions will materially change from that which is recorded as of December 29, 2012. In addition, the outcome of these items may materially impact the reported amount of certain deferred tax assets (such as net operating loss or tax credit carryforwards) and related valuation allowance, if any. Given the number of tax years currently under examination by the respective taxing authorities, the Company anticipates that several of these audits may be finalized in the foreseeable future. However, based on the status of these examinations and the protocol for finalizing audits by the respective taxing authorities, which may include formal legal proceedings, it is not possible to estimate the impact that changes in these examinations will have on the amounts recorded as unrecognized tax benefits.

10.	EMPLOYEE BENEFITS

The Company’s benefit plans, which in the aggregate cover substantially all U.S. employees and employees in certain other countries, consist of defined benefit pension plans, a participatory defined benefit postretirement plan and defined contribution plans. The funded status of the defined benefit pension plans and postretirement benefit plan is measured annually as of December 31 and more frequently if a significant event occurs.

In accordance with FASB ASC Topic 715, Compensation – Retirement Benefits, the Company recognizes the funded status of its defined benefit pension and postretirement plans as an asset or liability in its statement of financial position. Changes in funded status that are not included in net periodic benefit cost will be reflected in other comprehensive income.

Pension Benefit Plans

The Company’s U.S. defined benefit pension plan covers eligible salaried and hourly employees. Benefit accruals were frozen as of December 31, 2004 and benefits that were earned up to December 31, 2004 were preserved. Participants continue to earn interest credits on their cash balance accounts.

The most significant non-U.S. plans are the Company’s two defined benefit pension plans in Ireland, which comprise approximately 73 percent and 36 percent of the projected benefit obligation of the non-U.S. and the Company’s defined benefit pension plans, respectively, as of December 29, 2012. The Ireland plans are contributory plans covering eligible salaried and hourly employees. Both plans were closed to future service benefit accruals in 2011. All of the pension benefits that were earned prior to the closure of the plans were preserved; however, the only additional benefits that accrue are annual salary and inflation increases.

Postretirement Benefit Plan

The Company’s postretirement benefit plan provides medical and life insurance benefits to participating employees upon retirement. Retirees are required to pay for a portion of the coverage provided, based upon their age and/or years of service. Effective January 1, 2005, the plan was amended to eliminate Company contributions for participants who did not meet the minimum requirements of age and service on that date. Company contributions for medical and prescription drug benefits for participants retiring after March 1, 1989 were frozen effective January 1, 2010. On October 29, 2012, the Company announced that it would no longer provide life insurance benefits to employees retiring from service on or after January 1, 2013.

Components of benefit obligation, net periodic benefit cost, change in plan assets, asset allocation and funded status are summarized below.

Benefit Obligation

The following chart summarizes the change in benefit obligations, change in plan assets, funded status and amounts recognized in the Balance Sheets as of December 31, 2011 and December 29, 2012:

	Pension Benefit Plans				Postretirement Benefit Plan
	U.S. Plan		Non-U.S. Plans		Dec. 31, 2011	Dec. 29, 2012
	Dec. 31, 2011	Dec. 29, 2012	Dec. 31, 2011	Dec. 29, 2012
Change in Benefit Obligations
Obligation at beginning of year	$243.7	$254.1	$158.4	$167.9	$101.1	$103.7
Service cost	0.4	0.3	5.7	2.4	0.9	0.9
Interest cost	11.5	10.4	8.0	7.7	4.9	4.2
Benefit payments	(17.0)	(14.0)	(4.4)	(4.1)	(7.2)	(6.3)
Actuarial loss (gain)	15.5	11.4	1.2	77.0	2.5	(7.6)
Participant contributions	—	—	1.7	—	1.5	1.3
Plan amendments [1]	—	—	—	(0.9)	—	(2.9)
Plan settlements [2]	—	—	(2.3)	(0.3)	—	—
Special termination benefits	—	—	0.8	0.2	—	—
Currency translation adjustments	—	—	(1.2)	3.9	—	—

Obligation at end of year	$254.1	$262.2	$167.9	$253.8	$103.7	$93.3

Change in Plan Assets
Fair value of plan assets at beginning of year	$169.4	$160.1	$110.9	$117.0	$31.1	$23.5
Actual gain (loss) on plan assets	0.6	22.2	0.9	11.5	(1.9)	0.7
Employer contributions	7.1	13.2	10.7	9.8	—	—
Benefit payments	(17.0)	(14.0)	(4.4)	(4.1)	(7.2)	(6.3)
Participant contributions	—	—	1.7	—	1.5	1.3
Plan settlements [2]	—	—	(2.3)	(0.3)	—	—
Currency translation adjustments	—	—	(0.5)	1.8	—	—

Fair value of plan assets at end of year	160.1	181.5	117.0	135.7	23.5	19.2

Funded Status at end of year	$(94.0)	$(80.7)	$(50.9)	$(118.1)	$(80.2)	$(74.1)

[1]

The 2012 plan amendment associated with one non-U.S. plan represents a reduction in member benefits to fund a pension levy assessed on Irish pension plan assets. The 2012 plan amendment in the Postretirement Benefit Plan reflected the impact of the Company no longer providing life insurance benefits for employees retiring on or after January 1, 2013.

[2]	The 2012 and 2011 plan settlements reflect lump sum benefit payments made to terminating employees of non-U.S. plans.

	Pension Benefit Plans				Postretirement Benefit Plan
	U.S. Plan		Non-U.S. Plans		Dec. 31, 2011	Dec. 29, 2012
	Dec. 31, 2011	Dec. 29, 2012	Dec. 31, 2011	Dec. 29, 2012
Amounts recognized in the Balance Sheets consist of:
Other long-term assets	$—	$—	$7.9	$—	$—	$—
Accrued compensation	—	—	(1.4)	(1.4)	—	—
Pension and other benefit liabilities	(94.0)	(80.7)	(57.4)	(116.7)	(80.2)	(74.1)

Net amount recognized at end of year	$(94.0)	$(80.7)	$(50.9)	$(118.1)	$(80.2)	$(74.1)

Amounts recognized in Accumulated Other Comprehensive Loss
Net actuarial loss [1,2]	88.4	81.0	37.4	101.7	49.5	38.1
Prior service credit	—	—	(0.5)	(1.4)	(26.5)	(24.8)

Accumulated other comprehensive loss [3]	$88.4	$81.0	$36.9	$100.3	$23.0	$13.3

[1]

The decrease in net actuarial loss for the U.S. defined benefit pension plan in 2012 primarily reflected actual returns on plan assets exceeding expected returns and recognition of net loss amortization, partially offset by the impact of lower discount rates. The increase in net actuarial loss for the non-U.S. defined benefit pension plans in 2012 primarily reflected the impact of lower discount rates, partially offset by recognition of net loss amortization and the actual returns on plan assets exceeding expected returns. For the postretirement benefit plan, the decrease in net actuarial loss in 2012 primarily reflected the impact of plan participants retiring later, favorable medical claims experience and recognition of net loss amortization, partially offset by the impact of lower discount rates and actual returns on plan assets lower than expected returns.

[2]

In 2011, the U.S. defined benefit pension plan had a $21.2 increase in net actuarial loss, which primarily reflected the impact of lower discount rates and actual returns on plan assets lower than expected returns, partially offset by recognition of net loss amortization. The Non-U.S. defined benefit pension plans had a $4.4 increase in net actuarial loss in 2011, which primarily reflected the impact of actual returns on plan assets lower than expected returns, partially offset by recognition of net loss amortization and plan settlements. The postretirement benefit plan had a $6.2 increase in net actuarial loss in 2011, which reflected the impact of lower discount rates and actual returns on plan assets lower than expected returns, partially offset by recognition of net loss amortization and favorable medical claims experience.

[3]	The tax benefits related to the accumulated other comprehensive loss are $24.2 and $21.7 for 2012 and 2011, respectively.

Weighted Average Assumptions Used to Determine Benefit Obligations

	Pension Benefit Plans		Postretirement Benefit Plan [1]
	December 31, 2011	December 29, 2012	December 31, 2011	December 29, 2012
U.S. Plans
Discount rate	4.25%	3.75%	4.25%	3.75%
Rate of compensation increase	—	—	—	—
Non-U.S. Plans [1]
Discount rate	4.84%	3.33%
Rate of compensation increase	2.85%	2.83%

[1]	The Company does not have non-U.S. postretirement benefit plans.

Net Periodic Benefit Cost

Components of net periodic benefit cost and weighted average assumptions used to determine net periodic cost for 2011 and 2012 were as follows:

	Pension Benefit Plans Years Ended
	U.S. Plan		Non-U.S. Plans
	Dec. 31, 2011	Dec. 29, 2012	Dec. 31, 2011	Dec. 29, 2012
Service cost	$0.4	$0.3	$5.7	$2.4
Interest cost	11.5	10.4	8.0	7.7
Expected return on plan assets	(11.9)	(11.9)	(6.5)	(5.0)
Amortization of net loss	5.6	8.5	1.2	8.0
Settlements	—	—	0.8	0.3
Special termination benefits	—	—	0.9	0.2

Net periodic benefit cost	$5.6	$7.3	$10.1	$13.6

Other Changes in Plan Assets and Benefit Obligations Recognized in Accumulated Other Comprehensive Income:
Net actuarial loss	$26.9	$1.1	$6.6	$70.6
Newly established prior service credit	—	—	—	(0.9)
Actuarial losses recognized during the year	(5.7)	(8.5)	(2.0)	(8.3)
Currency translation adjustment	—	—	(0.2)	2.1

Total recognized in accumulated other comprehensive loss (income)	$21.2	$(7.4)	$4.4	$63.5

	Postretirement Benefit Plan Years Ended
	U.S. Plan
	Dec. 31, 2011	Dec. 29, 2012
Service cost	$0.9	$0.9
Interest cost	4.9	4.2
Expected return on plan assets	(1.5)	(1.0)
Amortization of prior service credit	(4.6)	(4.6)
Amortization of net loss	4.2	4.2

Net periodic benefit cost	$3.9	$3.7

Other Changes in Plan Assets and Benefit Obligations Recognized in Accumulated Other Comprehensive Income:
Net actuarial (gain) loss	$5.8	$(7.2)
Newly established prior service credit	—	(2.9)
Actuarial losses recognized during the year	(4.2)	(4.2)
Prior service credit recognized during the year	4.6	4.6

Total recognized in accumulated other comprehensive (income) loss	$6.2	$(9.7)

The 2011 and 2012 settlements and special termination benefits in the Pension Benefit Plans primarily represent losses recognized for plans with settlements exceeding the sum of the service cost and interest cost components of net periodic benefit cost for the plan for the year (see Note 13—Exit Activities).

Weighted Average Assumptions Used to Determine Net Periodic Benefit Cost

	Pension Benefit Plans Years Ended
	December 31, 2011	December 29, 2012
U.S. Plan
Discount rate	5.00%	4.25%
Expected return on plan assets	7.50%	7.50%
Rate of compensation increase	—	—
Non-U.S. Plans
Discount rate	4.79%	4.84%
Expected return on plan assets	5.40%	4.58%
Rate of compensation increase	2.86%	2.85%

	Postretirement Benefit Plan Years Ended
	December 31, 2011	December 29, 2012
U.S. Plan [1]
Discount rate	5.00%	4.25%
Expected return on plan assets	5.50%	5.50%
Rate of compensation increase	—	—

[1]	The Company does not have non-U.S. postretirement benefit plans.

The expected long-term rate of return on plan assets was developed based on a capital markets model that uses expected asset class returns, variance and correlation assumptions. The expected asset class returns were developed starting with current Treasury (for the U.S. pension plan) or Eurozone (for the Ireland pension plans) government yields and then adding corporate bond spreads and equity risk premiums to develop the return expectations for each asset class. The expected asset class returns are forward-looking and are not developed by an examination of historical returns. The variance and correlation assumptions are also forward-looking. They take into account historical relationships, but are adjusted to reflect expected capital market trends. The expected return on plan assets for the Company’s U.S. pension plan for 2012 was 7.50 percent and for the postretirement plan was 5.50 percent. The expected return for the postretirement plan is based on the expected return for the U.S. pension plan reduced by two percent to reflect an estimate of additional administrative expenses. The expected return on plan assets for the Company’s Ireland pension plans for 2012 was 5.15 percent.

The 2013 expected rate of return for the U.S. pension plan and postretirement plan will remain at 7.50 percent and 5.50 percent, respectively. The 2013 expected rate of return for the Ireland pension plans will increase to 6.00 percent primarily due to a change in the classification of the 0.6 percent levy assessed on Irish pension plan assets. The levy will be classified as a component of service cost in 2013, not as a reduction in the expected rate of return.

Plan Assets

Asset Allocation Strategy

Pension and postretirement benefit plan assets are invested in several asset categories. The weighted average asset allocations for the two-year period ended December 29, 2012, by asset category, are as follows:

	Pension Benefit Plans		Postretirement Benefit Plan [1]
	2011	2012	2011	2012
U.S. Plans
Equity securities	60%	60%	60%	60%
Fixed income securities	40%	40%	32%	30%
Cash & Other	—%	—%	8%	10%

Total	100%	100%	100%	100%

Non-U.S. Plans [1]
Equity securities	40%	42%
Fixed income securities	51%	39%
Cash	6%	3%
Other	3%	16%

Total	100%	100%

[1]	The Company does not have non-U.S. postretirement benefit plans.

The investment strategy underlying pension plan asset allocation is to manage the assets of the plan to provide for the long-term liabilities while maintaining sufficient liquidity to pay current benefits. Pension plan assets are diversified to protect against large investment losses and to reduce the probability of excessive performance volatility. Diversification of assets is achieved by allocating funds to various asset classes and investment styles within asset classes, and retaining investment management firm(s) with complementary investment philosophies, styles and approaches.

A significant portion of the assets of the U.S. and Ireland pension plans have been invested in equity securities because equity portfolios have historically provided higher returns than debt and other asset classes over extended time horizons. Correspondingly, equity investments also entail greater risks than other investments. Equity risks are balanced by investing a significant portion of plan assets in high quality broadly diversified fixed income securities.

The U. S. pension plan target asset allocations for 2011 and 2012 were:

	2011	2012
U.S. equity investments	37%	37%
Non-U.S. equity investments	23%	23%
Investment grade fixed income investments	30%	30%
Global high yield fixed income investments	10%	10%

Total	100%	100%

The U.S. pension plan assets represent approximately 57 percent of all pension plan assets. The U.S. pension plan investment portfolio contains a diversified blend of U.S. and non-U.S. equity securities and fixed income securities. U.S. equity securities are diversified among the largest 3,000 U.S. companies representing over 95 percent of the investable U.S. equity market. The non-U.S. equity securities are a diversified portfolio of equity securities of non-U.S. issuers domiciled in both developed and emerging markets. The fixed income portfolio is invested in both U.S. investment grade and high yield fixed income investments. Approximately 90 percent of plan assets are passively managed, the remainder is actively managed.

The target asset allocations for the Ireland pension plans for 2011 and 2012 were:

	2011	2012
Global equity investments	50%	50%
Eurozone fixed interest government bonds	25%	25%
Eurozone inflation-linked bonds	15%	15%
Absolute return	10%	10%

Total	100%	100%

The assets of the Ireland pension plans represent approximately 75 percent and 32 percent of non-U.S. and the Company’s pension plan assets, respectively. The investment policy for the Ireland pension plan assets is determined by a fiduciary committee with the Company providing investment guidance. The investment portfolios contain a diversified blend of equity securities and fixed income and inflation-linked government bonds. The equity securities are diversified among large and mid-cap company securities domiciled in developed countries in North America, Europe and Asia with over 50 percent invested in North America. The fixed income portfolio is invested in investment quality, Eurozone government bonds. Approximately 90 percent of plan assets are passively managed, the remainder is actively managed.

Fair Value Measurements

Information on the asset categories and the valuation techniques used to develop the asset fair value measurements is presented below:

	Pension Benefit Plans – U.S. Plans
Asset Category	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2011
Cash and cash equivalents [1]	$0.3	$0.3	$—	$—
Commingled funds: [2,3]
Equity funds
U.S. broad market	59.6	—	59.6	—
Emerging markets	13.9	—	13.9	—
Non-U.S. developed markets	22.1	—	22.1	—
Bond funds
Investment grade	47.0	—	47.0	—
Global high yield	16.1	—	16.1	—
Insurance policies [4]	1.1	—	—	1.1

	$160.1	$0.3	$158.7	$1.1

December 29, 2012
Cash and cash equivalents [1]	$0.5	$0.5	$—	$—
Commingled funds: [2,3]
Equity funds
U.S. broad market	65.6	—	65.6	—
Emerging markets	17.0	—	17.0	—
Non-U.S. developed markets	25.1	—	25.1	—
Bond funds
Investment grade	50.6	—	50.6	—
Global high yield	19.0	—	19.0	—
Insurance policies [4]	3.7	—	—	3.7

	$181.5	$0.5	$177.3	$3.7

	Pension Benefit Plans – Non-U.S. Plans
Asset Category	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2011
Cash and cash equivalents [1]	$6.5	$6.5	$—	$—
Commingled funds: [2,3]
Equity funds
Worldwide developed markets	46.7	—	46.7	—
Bond funds
Investment grade	12.2	—	12.2	—
Government bond funds	48.1	—	48.1	—
Other assets	3.5	—	3.5	—

	$117.0	$6.5	$110.5	$—

December 29, 2012
Cash and cash equivalents [1]	$3.3	$3.3	$—	$—
Commingled funds: [2,3]
Equity funds
Worldwide developed markets	57.4	—	57.4	—
Bond funds
Investment grade	4.5	—	4.5	—
Government bond funds	48.7	—	48.7	—
Insurance policies [5]	18.0	—	18.0	—
Other assets	3.8	—	3.8	—

	$135.7	$3.3	$132.4	$—

	Postretirement Benefit Plan
	December 31, 2011			December 29, 2012
Asset Category	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)
Cash	$1.8	$1.8	$—	$1.9	$1.9	$—
Insurance policies [6]	21.7	—	21.7	17.3	—	17.3

	$23.5	$1.8	$21.7	$19.2	$1.9	$17.3

[1]

Cash equivalents consisted primarily of term deposits and money market instruments. The fair value of the term deposits approximates their carrying amounts due to their short maturities. The money market instruments also have short maturities and are valued using a market approach based on the quoted market prices of identical instruments.

[2]

Commingled funds are not publicly traded. The underlying assets in these funds are publicly traded on exchanges and have readily available price quotes. The Ireland Pension Plans held approximately 87 percent and 71 percent of the non-U.S. commingled funds in 2012 and 2011, respectively. The commingled funds held by the U.S. and Ireland Pension Plans are primarily invested in index funds.

[3]

The underlying assets in the fixed income funds are generally valued based on quotations received from independent pricing services or from readily available market quotations received from third-party broker-dealers. Such pricing services and broker-dealers generally provide bid-ask quotations.

[4]

The U.S. pension plan holds a guaranteed annuity contract from which benefits are paid. Contributions are made to the contract as required to fund benefit payments. The Plan’s funds are commingled in a fund invested primarily in publicly traded and privately placed debt securities and mortgage loans but also includes, to a lesser extent, private equity investments. The value of the guaranteed annuity contract is primarily based on the net asset value of the underlying fund, which is calculated by the insurance company and is not publicly available. The activity for 2012 primarily consisted of employer contributions of $16.7 and benefit payments of $14.0. There was a $3.5 transfer from Level 2 into the guaranteed annuity contract in 2012. The activity for 2011 primarily consisted of employer contributions of $16.4 and benefit payments of $17.0. There was a $9.3 transfer from Level 2 into the guaranteed annuity contract in 2011.

[5]	One non-U.S. pension plan is in a wind-up process. An annuity contract for $18.0 was purchased in 2012. The wind-up is expected to be completed in early 2013.

[6]

The insurance policies held by the Postretirement Benefit Plan consist of variable life insurance contracts whose fair value is their cash surrender value. Cash surrender value is the amount currently payable by the insurance company upon surrender of the policy. The cash surrender value is based principally on the net asset values of the underlying trust funds, adjusted by annuity factors incorporating mortality, plan expenses and income reinvestment. The trust funds are commingled funds that are not publicly traded. The underlying assets in these funds are primarily publicly traded on exchanges and have readily available price quotes.

The Company recognizes transfers between levels within the fair value hierarchy, if any, at the end of each quarter. There was no significant activity between Level 1, Level 2 and Level 3 assets during 2012 or 2011.

Plan Funded Status

A number of the Company’s pension benefit plans were underfunded at December 29, 2012, having accumulated benefit obligations exceeding the fair value of plan assets. Information for the underfunded plans is presented in the following table:

	Pension Benefit Plans
	U.S. Plan		Non-U.S. Plans
	December 31, 2011	December 29, 2012	December 31, 2011	December 29, 2012
Projected benefit obligation	$254.1	$262.2	$154.1	$234.4
Accumulated benefit obligation	254.1	262.2	140.6	207.6
Fair value of plan assets	160.1	181.5	95.4	116.5

Information for the pension benefit plans that are underfunded on a projected benefit obligation basis (versus underfunded on an accumulated benefit basis as in the table above) is presented in the following table:

	Pension Benefit Plans
	U.S. Plan		Non-U.S. Plans
	December 31, 2011	December 29, 2012	December 31, 2011	December 29, 2012
Projected benefit obligation	$254.1	$262.2	$156.1	$235.9
Fair value of plan assets	160.1	181.5	97.3	117.7

The Non-U.S. Plans’ accumulated benefit obligation for both the funded and underfunded pension benefit plans was $226.7 and $153.9 at December 29, 2012 and December 31, 2011, respectively.

The estimated net actuarial loss that will be amortized from accumulated other comprehensive loss into net periodic benefit cost in 2013 for the U.S. and Non-U.S. Pension Benefit Plans is $6.7 and $9.0, respectively. The estimated prior service credit and net actuarial loss that will be amortized from accumulated other comprehensive loss into net periodic benefit cost in 2013 for the Postretirement Benefit Plan is $5.4 and $2.8, respectively.

Contributions

The Company’s policy for funding its pension benefit plans is to make contributions that meet or exceed the minimum statutory funding requirements. These contributions are determined based upon recommendations made by the actuary under accepted actuarial principles. The Company expects to contribute $8.6 and $6.2 to the U.S. and Non-U.S pension benefit plans, respectively, in 2013.

The Company plans to use postretirement benefit plan assets to fund postretirement benefit plan benefit payments in 2013.

Estimated Future Benefit Payments

Future benefit payments, which reflect expected future service, as appropriate, are expected to be paid as follows:

	Pension Benefit Plans		Postretirement Benefit Plan
Fiscal Year	U.S. Plans	Non-U.S. Plans	Benefit Payments	Subsidy Receipts
2013	$11.6	$3.4	$8.6	$—
2014	19.3	3.7	8.4	0.4
2015	19.0	4.4	8.3	0.4
2016	18.9	3.6	8.1	0.4
2017	18.9	4.4	7.7	0.3
Fiscal years 2018-2022	88.4	31.9	33.6	1.3

Health Care Cost Trend Rate

An important estimate associated with the postretirement benefit plan is the assumed health care cost trend rate. The table below summarizes the assumed health care cost trend rate:

	2011	2012
Health care cost trend	8.13%	7.84%
Rate to which the cost trend rate gradually declines to (the ultimate trend rate)	4.50%	4.50%
Year that the rate reaches the ultimate trend rate	2029	2029

To demonstrate the sensitivity of this rate on the expense reported, a one-percentage point change in the assumed health care cost trend rate would have the following effect:

	1% Increase	1% Decrease
Effect on total service and interest cost components of net periodic postretirement health care benefit cost, increase (decrease) [1]	$0.0	$(0.0)
Effect on the health care component of the accumulated postretirement benefit plan obligation [1]	1.1	(1.1)

[1]	The plan changes effective January 1, 2010 significantly reduced the sensitivity of the postretirement benefit plan obligation to changes in the health care cost trend rate.

Defined Contribution Plans

The Company sponsors defined contribution plans in the U.S., Ireland and certain other countries. The U.S. and Ireland defined contribution plans are the Company’s principal vehicles for providing retirement income to U.S. and Irish employees. In general, U.S. participants’ contributions up to 5.0 percent of compensation qualify for a 150 percent Company match. The Company also provides a base contribution of 2.5 percent of a U.S. participant’s eligible compensation. In general, Irish participants’ contributions up to 5.0 percent of compensation qualify for a 200 percent Company match. The defined contribution plans covering employees in other countries outside the U.S. are managed on a local basis.

Total Company costs associated with the U.S. defined contribution plan was $29.4 and $27.0 in 2012 and 2011, respectively. Total Company costs associated with the non-U.S. defined contribution plans were $14.6 and $9.8 in 2012 and 2011, respectively.

11.	EMPLOYEE STOCK PLANS

The Company has a management stock option plan (the Plan) which became effective November 30, 2007. The Plan is designed to promote the interests of the Company and its shareholders by providing certain key employees and directors of the Company and its affiliates with an appropriate incentive to continue in the employ of the Company or its affiliates and to improve the growth and profitability of the Company. The Plan is administered by the Executive Compensation Committee (the Committee) and shall not grant any options under the Plan on or after the seventh anniversary of the effective date. In August 2010, the number of shares available for issuance under the Plan was increased by 1,000,000 shares. During 2011, the Company increased the number of shares available for issuance by 1,250,200 shares. During 2012, the Company did not increase the number of shares available for issuance. As of December 29, 2012, the number of shares available for issuance under the Plan was 15,307,018. To the extent that any option granted under the Plan expires or is forfeited and canceled without having been exercised, the shares covered by such option shall again be available for grant under the Plan. As of December 29, 2012, there were approximately 0.9 million shares available for grant.

In the third quarter of 2012, the Company granted a special equity award in the form of 315,000 restricted shares of the Company’s common stock to a key officer. The award will vest subject to certain market conditions, such as stock price, upon the earliest to occur of (i) the second anniversary of the grant date, (ii) a change in control and (iii) the date on which the Grantee’s employment terminates (subject to certain conditions).

Total equity-based compensation cost recognized under Topic 718 during 2012 and 2011 was $18.8 and $13.9, respectively, and was included in operating activities on the Statements of Cash Flows and there was no compensation cost capitalized to assets.

Stock Options

Each award of stock options under the Foundation Equity Plan is typically comprised of two types of stock options. One-half of the options awarded vest and become exercisable solely based upon continued employment, pro ratably, over a period of five years (time-based stock options). One-half of the options awarded vest in part or in full and become exercisable only upon the occurrence of a specified event, such as a qualified public offering (QPO), subject to the continued employment up to and through the effective date of a specified event (performance-based options).

During the first quarter of 2011, the Company granted stock options to certain key employees of the Company under terms referred to as the Operations Leadership Term Action Agenda Incentive Plan (OLTAAIP or LTIP). The LTIP stock options will vest on December 31, 2013 subject to continued employment through the vesting date and the achievement of certain specific Company performance metrics.

In August 2012, the Company approved the use of time-based stock options for future participants under terms referred to as the Bausch & Lomb Equity Plan. During the fourth quarter, the Company made the first awards of such options to new participants. The Bausch & Lomb Equity Plan stock options awarded vest and become exercisable solely based upon continued employment, pro ratably, over a period of three years.

The exercise price for time-based, performance-based, and LTIP stock options equals the fair value of the Company’s stock on the date of the grant. All options whether vested or unvested that have not expired sooner shall expire on the tenth anniversary of the grant date.

Time-Based Stock Options

Since the inception of the Plan, the Company has granted time-based stock options which vest and become exercisable ratably over a period of five years (20 percent each year) subject to the participant’s continued employment through the applicable vesting date. The grant-date fair value of these stock options was estimated using the Black-Scholes option pricing model and the assumptions noted in the table below. Expected volatility for stock options granted in 2012 and 2011 was based on the volatilities of the Company’s public guideline companies. The volatilities of the public guideline companies were based on the average of their historical volatilities and the implied volatilities from their traded stock options. The look-back period for the historical volatility is 6.6 years based on the expected life of the stock option. The expected life represents the period of time that stock options granted are expected to be outstanding and is calculated using the simplified method prescribed by Topic 718. The simplified method was used to calculate expected life due to insufficient historical stock option experience under the Plan. The risk-free interest rate is based on USD Treasury Strip yields with a remaining term similar to the expected life.

The following weighted average assumptions were used for time-based stock option awards granted during 2011 and 2012:

	For Time- Based Option Awards Granted
	2011	2012
Expected life (years)	6.6	6.6
Expected volatility	31.45%	32.57%
Risk-free interest rate	2.37%	1.23%
Expected dividend yield	—	—

Compensation cost for time-based stock options is recognized on a straight-line basis over the vesting period during which employees perform related services. Included in the 2011 and 2012 stock-based compensation cost is $0.9 and $3.4, respectively, of incremental expense related to modifications of time-based stock options associated with several past officers. Share-based compensation cost for time-based stock options reduced the Company’s results of operations during 2011 and 2012 as follows:

	For the Years Ended
	December 31, 2011	December 29, 2012
Operating income	$11.0	$14.1
Net income	10.8	10.5

As of December 29, 2012, there was approximately $21.1 of unrecognized compensation cost related to nonvested time-based stock options, which is expected to be recognized over a period of approximately three years.

A summary of time-based stock options activity for the fiscal year ended December 29, 2012 is presented below:

	Shares Under Options (000s)	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term in Years	Aggregate Intrinsic Value
Outstanding at December 31, 2011	6,693	$21.73
Granted	377	$36.39
Exercised [1]	(139)	$20.00
Expired	(57)	$22.24
Forfeited and canceled	(204)	$26.54

Outstanding at December 29, 2012	6,670	$22.44	6.7	$123.8

Options exercisable at December 29, 2012	3,814	$20.71	6.0	$77.4

[1]	The cash contributions received from the exercise of time-based stock options were insignificant in 2012.

Other information pertaining to time-based stock options for fiscal years 2011 and 2012 is presented below:

	December 31, 2011	December 29, 2012
Weighted average grant-date fair value of stock options granted, per share	$10.71	$13.02
Total fair value of options vested	$9.5	$11.1
Total intrinsic value of options exercised	$2.3	$2.1

Time-Based Stock Options (Bausch & Lomb Equity Plan)

In the fourth quarter of 2012, the Company granted 47,250 time-based stock options which vest and become exercisable ratably over a period of three years (33.3 percent each year) subject to the participant’s continued employment through the applicable vesting date. The grant-date fair value of these stock options was estimated using the Black-Scholes option pricing model and the assumptions noted in the table below. Expected volatility for stock options granted in 2012 was based on the volatilities of the Company’s public guideline companies. The volatilities of the public guideline companies were based on the average of their historical volatilities and the implied volatilities from their traded stock options. The look-back period for the historical volatility is 6.2 years based on the expected life of the stock option. The expected life represents the period of time that options granted are expected to be outstanding and is calculated using the simplified method prescribed by Topic 718. The simplified method was used to calculate expected life due to insufficient historical stock option experience under the Plan. The risk-free interest rate is based on USD Treasury Strip yields with a remaining term similar to the expected life.

The following weighted average assumptions were used for time-based stock option awards granted during 2012:

For Time-Based Option Awards Granted
2012
Expected life (years)	6.2
Expected volatility	40.00%
Risk-free interest rate	0.89%
Expected dividend yield	—

Compensation cost for time-based stock options is recognized on a straight-line basis over the vesting period during which employees perform related services. Stock-based compensation cost for time-based stock options reduced the Company’s results of operations during 2012 by an insignificant amount.

As of December 29, 2012, there was approximately $0.6 of unrecognized compensation cost related to nonvested time-based stock options, which is expected to be recognized over a period of approximately three years.

A summary of time-based stock options activity for the fiscal year ended December 29, 2012 is presented below:

	Shares Under Options (000s)	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term in Years	Aggregate Intrinsic Value
Outstanding at December 31, 2011	—	—
Granted	47	$41.00
Exercised	—	—
Expired	—	—
Forfeited and canceled	—	—

Outstanding at December 29, 2012	47	$41.00	10	—

Options exercisable at December 29, 2012	—		—	—

Other information pertaining to these time-based stock options for fiscal year 2012 is presented below:

December 29, 2012
Weighted average grant-date fair value of stock options granted, per share	$16.02
Total fair value of options vested	$—
Total intrinsic value of options exercised	$—

Performance-Based Stock Options

Since the inception of the Plan, the Company has granted performance-based stock options which become exercisable only upon the occurrence of a specified event such as a QPO in which the Company achieves specific return thresholds subject to the continued employment up to and through the effective date of a specified event. The grant-date fair value of the performance-based stock options was estimated using a Monte Carlo Simulation model and the assumptions noted below. The expected life considers the Company’s assessment of the timing of QPO transactions, which are based on the attainment of return thresholds over a time horizon. Expected volatility was based on the aforementioned averages utilized for time-based stock options with a ten-year look-back period (based on the contractual term of the award). The risk-free interest rate is based on ten-year USD Treasury Strip yields.

The following weighted average assumptions were used for performance-based stock option awards granted during 2011 and 2012:

	For Performance-Based Option Awards Granted
	2011	2012
Expected life (years)	6.4	6.1
Expected volatility	32.98%	32.79%
Risk-free interest rate	3.11%	1.99%
Expected dividend yield	—	—
Weighted average grant-date fair value of stock options granted, per share	$4.58	$6.28

In accordance with Topic 718, recognition of compensation cost for an award with a performance condition is based on the probable outcome of that performance condition. As a specified event, such as a QPO, generally is not considered to be a probable occurrence until it is effective, no compensation cost would be recognized until a QPO occurs. At that time, the Company would recognize the full expense of the award based upon the grant-date fair value.

All outstanding performance-based stock options remain unvested as of December 29, 2012. A summary of performance-based stock options activity is presented below:

	Shares Under Options (000s)	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term in Years	Aggregate Intrinsic Value
Outstanding at December 31, 2011	6,262	$21.84
Granted	377	$36.39
Exercised	—	$—
Forfeited and canceled	(326)	$24.62

Outstanding at December 29, 2012	6,313	$22.57	6.7	$116.3

Options exercisable at December 29, 2012	—	$—	—	$—

In May 2011, the Company had approved a modification to the performance-based stock options. The modification allows for greater vesting of performance-based stock options between return threshold targets and resulted in an increase of the grant date fair value per share ranging from $0.50 to $0.67. Since the Company has not recognized compensation cost related to performance-based stock options, the incremental increase related to the modification will not be recognized until the grant-date fair value compensation cost is recognized. This modification affected approximately 350 performance-based stock option holders.

LTIP Stock Options

The LTIP stock options the Company had granted, vest and become exercisable on December 31, 2013, subject to the participant’s continued employment and the achievement of specific revenue and Adjusted EBITDA targets. The grant-date fair value of these stock options was estimated using the Black-Scholes option pricing model and the weighted average assumptions noted in the table below. Expected volatility was based on the volatilities of the Company’s public guideline companies. The volatilities of the public guideline companies were based on the average of their historical volatilities and the implied volatilities from their traded stock options. The look-back period for the historical volatility is 5.8 years based on the expected life of the stock option. The expected life represents the period of time that options granted are expected to be outstanding and is calculated using the simplified method prescribed by Topic 718. The simplified method was used to calculate expected life due to insufficient historical stock option experience under the Plan. The risk-free interest rate is based on USD Treasury Strip yields with a remaining term similar to the expected life.

The following weighted average assumptions were used for LTIP stock option awards granted during 2011 and 2012:

	For LTIP Options Awards Granted
	2011	2012
Expected life (years)	6.5	5.8
Expected volatility	30.79%	32.74%
Risk-free interest rate	2.79%	0.95%
Expected dividend yield	—	—

Compensation cost for LTIP stock options is recognized in accordance with Topic 718. Recognition of compensation cost for an award with a performance condition is based on the probable outcome of the performance conditions. As of December 29, 2012, the Company assessed that the performance conditions to vest 100 percent in the LTIP stock options would be attained and compensation cost is recognized on a straight-line basis from date of grant to December 31, 2013. Stock-based compensation cost for LTIP options reduced the Company’s results of operations during 2011 and 2012 as follows:

	For the Years Ended
	December 31, 2011	December 29, 2012
Operating income	$2.9	$3.3
Net income	$2.8	$2.5

As of December 29, 2012, there was approximately $3.6 of unrecognized compensation cost related to nonvested LTIP stock options, which is expected to be recognized over a period of approximately one year.

A summary of LTIP stock option activity for the fiscal year ended December 29, 2012 is presented below:

	Shares Under Options (000s)	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term in Years	Aggregate Intrinsic Value
Outstanding at December 31, 2011	830	$23.94
Granted	72	$35.00
Exercised	—	$—
Expired	—	$—
Forfeited and canceled	(46)	$26.08

Outstanding at December 29, 2012	856	$24.75	8.2	$13.9

Options exercisable at December 29, 2012	—	$—	—	$—

Other information pertaining to LTIP stock options for fiscal years 2011 and 2012 is presented below:

	2011	2012
Weighted average grant-date fair value of stock options granted, per share	$11.26	$11.75
Total fair value of options vested	$—	$—
Total intrinsic value of options exercised	$—	$—

Restricted Stock

The Company has granted 315,000 restricted shares to a key officer in August 2012 which vest subject to certain market conditions, such as stock price, upon the earliest to occur of (i) the second anniversary of the grant date, (ii) a change in control and (iii) the date on which the Grantee’s employment terminates (subject to certain conditions). The grant-date fair value of the restricted shares was estimated using a Monte Carlo Simulation model and the assumptions noted below. Expected volatility for this award granted in 2012 was based on the volatilities of the Company’s public guideline companies. The volatilities of the public guideline companies were based on the average of their historical volatilities and the implied volatilities from their traded options. The look-back period for the historical volatility is two years based on the vesting period of the award. The risk-free interest rate is based on USD Treasury Strip yields with a remaining term similar to the vesting period.

The following weighted average assumptions were used for the restricted stock awards granted during 2012:

For Restricted Stock Awards Granted
2012
Vesting Period (years)	2
Expected volatility	40.00%
Risk-free interest rate	0.27%
Expected dividend yield	—
Fair value of common stock	$38.50

The fair value of our common stock underlying our restricted stock was determined using both a discounted cash flow method (DCF), an income approach, and the guideline company method (GPC), a market approach. The results of the DCF method and the GPC method were averaged on an equal weight basis and then discounted for lack of marketability. The resulting fair value was then divided by outstanding shares to arrive at the fair value per common share.

Compensation cost is recognized on a straight-line basis over the expected vesting period. During 2012, $1.4 of stock-based compensation cost was recognized for this award and was included in operating activities on the Statements of Cash Flows. There was no compensation cost capitalized to assets. As of December 29, 2012, there was approximately $6.0 of unrecognized compensation cost related to the non-vested award, which is expected to be recognized over a period of approximately two years.

12.	BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

Financial information and operating performance are reviewed and resource allocation decisions are performed based on a product line structure, by managing the business through three business segments: pharmaceuticals, vision care and surgical products. The pharmaceuticals segment includes branded and generic prescription ophthalmic pharmaceuticals, ocular vitamins and over-the-counter medications. The vision care segment is comprised of contact lenses and the lens care solutions that are used to clean, disinfect, and care for them. The surgical segment includes products used in cataract/vitreoretinal and other ophthalmic procedures. The accounting policies used to generate segment results are the same as the Company’s overall accounting policies.

During 2012, the Company executed or incurred a number of significant transactions that resulted in an increasing number of charges to operating results. As a result, management’s former measure of segment performance (segment operating earnings) became less meaningful when comparing across periods. As a result, during 2012 the Company adopted Adjusted EBITDA as the primary earnings measure used to evaluate the performance of its segments.

The Company considers Adjusted EBITDA an indicator of the operational strength and performance of its business. Adjusted EBITDA is included because it is a key financial measure used by management to internally measure the Company’s operating performance and assess its ability to incur additional debt and meet liquidity requirements.

Costs associated with support functions that are not directly associated with one of the three business segments, such as certain manufacturing, research and development and administrative expenses, including corporate, are not allocated to or included in segment results.

Segment assets for the three product lines represent net trade receivables; net inventories; net property, plant and equipment; goodwill; net intangibles; and other current and long-term assets. Corporate administration assets, and manufacturing and research and development assets that are not directly associated with one of the three business segments, are mainly cash and cash equivalents; deferred income taxes; net property, plant and equipment and other current and long-term assets not allocated to other segments.

Business Segment

The following tables present sales and other financial information by business segment for the years ended December 31, 2011 and December 29, 2012:

	Year Ended December 31, 2011
	Net Sales	Capital Expenditures	Assets
Pharmaceuticals	$1,110.1	$23.2	$1,291.5
Vision Care	1,225.4	69.9	1,602.4
Surgical	509.9	8.4	919.6

Segment Results	2,845.4	101.5	3,813.5
Other, including support functions and corporate	—	30.7	1,272.9

	$2,845.4	$132.2	$5,086.4

	Year Ended December 29, 2012
	Net Sales	Capital Expenditures	Assets
Pharmaceuticals	$1,288.0	$35.1	$1,960.9
Vision Care	1,241.5	49.5	1,570.0
Surgical	508.1	9.8	858.9

Total segment results	$3,037.6	94.4	4,389.8
Other, including support functions and corporate	—	25.4	1,567.0

	$3,037.6	$119.8	$5,956.8

The following table presents Segment Adjusted EBITDA and a reconciliation to net loss.

	Years Ended
	December 31, 2011	December 29, 2012
Adjusted EBITDA:
Pharmaceuticals	$376.6	$454.2
Vision Care	354.4	371.2
Surgical	87.5	81.0

Segment Adjusted EBITDA	818.5	906.4
Other, including support functions and corporate	(259.6)	(263.3)
Stock-based compensation [1]	(13.9)	(18.8)
Other Significant Items:
Goodwill impairment charges [2]	(156.0)	—
Business realignment and exit activities [3]	(26.7)	(15.5)
Acquisition accounting adjustments [4]	(0.3)	(22.0)
Asset impairment charges [5]	(1.6)	(25.0)
Other Adjustments:
Product liability and litigation expenses [6]	(4.7)	(4.2)
Rembrandt settlement [7]	—	(58.4)
Acquisition related costs [8]	—	(27.2)
Licensing milestone [9]	—	(10.0)
Legal judgment related to Brazil distributor termination [10]	(3.4)	3.0
Other, net [11]	(2.5)	(1.6)
Net income attributable to noncontrolling interest	7.7	2.9
Depreciation and amortization	(201.1)	(228.8)

Operating income	156.4	237.5
Interest expense and other financing costs	(169.3)	(246.0)
Interest and investment income	3.1	4.0
Foreign currency, net	(9.1)	(9.8)
Provision for income taxes	(76.5)	(32.2)
Equity in losses of equity method investee	(20.8)	(24.1)

Net loss	$(116.2)	$(70.6)

[1]	Represents stock-based compensation expense recognized under FASB ASC Topic 718 Compensation—Stock Compensation.
[2]

Goodwill impairment charge recorded in 2011 represents the write-down of the surgical segment’s Americas reporting unit’s goodwill. See Note 1—Basis of Presentation and Summary of Significant Accounting Policies—Goodwill for further discussion.

[3]

Includes exit activity charges of $18.9 and $11.2 in 2011 and 2012, respectively. See Note 13—Exit Activities for further discussion on exit activities. Also includes other expenses for business realignment initiatives benefitting ongoing operations of $7.8 and $4.3 in 2011 and 2012, respectively.

[4]

Represents the increase in cost of goods sold as a result of the step-up of inventory to fair market value recorded in connection with the Waicon and ISTA acquisitions. The Waicon inventory that was revalued was sold in 2011 and 2012, and the ISTA inventory that was revalued was sold in 2012.

[5]

Represents charges associated with the write-down of investments in equity securities using the cost method of accounting. Of the total impairment in 2012, $23.0 relates to an equity investment in a privately held company. See Note 6—Other Long-Term Investments—Investment in Cost Method Investees for a further discussion.

[6]

Represents expenses associated with product liability cases related to the 2006 MoistureLoc product recall and the cost of actual MoistureLoc claims settled (net of insurance recoveries); and expenses associated with the legal proceedings, including the Wilmington Partners matter, the Rembrandt arbitration and certain governmental investigations, described in Note 17—Other Matters.

[7]	Represents settlement expense related to the Rembrandt arbitration as described in Note 17—Other Matters.
[8]

Represents costs associated with the acquisition and integration of Waicon and ISTA, including severance, integration costs and professional fees ($23.6), and fees incurred in relation to the evaluation of a potential acquisition ($3.6).

[9]

Represents payment of a development milestone to NicOx upon publication of favorable results of a Phase 2b clinical study related to latanaprostene bunod a development stage drug compound for which the Company has licensed global rights from NicOx. GAAP requires such payments to be expensed to research and development, up until the time a product is approved for commercial sale, after which time such milestone payments are capitalized as intangible assets and amortized.

[10]	Represents expense related to a 2011 legal judgment associated with our termination of a distributor in Brazil, which was partially overturned on appeal in 2012.
[11]	Represents non-cash losses associated with the retirement of fixed assets and other individually immaterial items.

Geographic Region

The following tables present sales and long-lived assets by geography. Sales to unaffiliated customers represent net sales originating in entities physically located in the identified geographic area.

	Year Ended December 31, 2011
	Non-U.S.	U.S.	Consolidated
Sales to unaffiliated customers	$1,799.3	$1,046.1	$2,845.4
Long-lived assets	358.3	330.9	689.2

	Year Ended December 29, 2012
	Non-U.S.	U.S.	Consolidated
Sales to unaffiliated customers	$1,838.1	$1,199.5	$3,037.6
Long-lived assets	373.6	345.0	718.6

In 2011, the Company’s operations in France generated more than 10 percent of product net sales, totaling $291.4. No other non-U.S. country or single customer individually generated more than 10 percent of total product net sales in any of the years presented.

Long-lived assets represent net property, plant and equipment. At the end of 2012, $136.1 and $74.3 of the total non-U.S. assets were located in Ireland and Germany, respectively. At the end of 2011, $136.9 of the total non-U.S. long-lived assets were located in Ireland. No other non-U.S. country individually held more than 10 percent of long-lived assets in either of the years presented.

13.	EXIT ACTIVITIES

Exit activity costs consist of employee termination benefits, contract termination and other exit costs, and are accounted for under FASB ASC Topic 420, Exit or Disposal Cost Obligations. Employee termination benefits primarily consist of employee severance costs. Contract termination costs are costs to terminate a contract that is not a capital lease, including costs to terminate the contract before the end of its term or costs that will continue to be incurred under the contract for its remaining term without economic benefit to the entity. Other exit costs include those costs that are the direct result of the exit activities and do not benefit ongoing activities, including relocation of retained employees due to facility or location consolidation and legal and consulting fees related to employee or contract terminations.

2008/2009 Program

In the fourth quarter of 2008, the Company undertook a strategic review of its businesses’ cost structure. In order to better align its organization to its operating segments and become more competitive in the current economic environment, the Company initiated some actions late in 2008 and committed to a more comprehensive plan of action early in 2009.

During September 2009, as a result of ongoing studies associated with efforts to reduce its overall cost structure, the Company announced its intention to consolidate worldwide contact lens manufacturing and begin migrating the vast majority of global contact lens production to existing sites in Waterford, Ireland and Rochester, New York. This migration involved a phased withdrawal from the Company’s production facility in Livingston, Scotland during 2010 and 2011.

The exit activities associated with the above programs resulted in cost reductions in certain manufacturing operations and in selling, general and administrative functions. These activities affected approximately 2,100 positions worldwide and resulted in total charges of $137.4, including $117.3 for termination benefits, and $20.1 for contract termination and other exit costs. The pre-tax charges for termination benefits and contract termination and other exit costs required substantially equivalent cash payments. These activities were substantially completed by the end of 2011. Related cash expenditures were substantially completed by the end of 2012.

2010 Program

In May 2010, the Company’s Board of Directors approved a second series of actions designed to further improve profitability and operational efficiency. The exit activities associated with this second series of actions are expected to result in additional cost reductions in certain manufacturing operations, procurement and selling, general and administrative functions. These activities affected approximately 500 positions worldwide and resulted in total charges of $55.0, including $43.8 for termination benefits, and $11.2 for contract termination and other exit costs. The pre-tax charges for termination benefits and contract termination and other exit costs required substantially equivalent cash payments. These activities were substantially completed by the end of 2012 and related cash expenditures are expected to be substantially complete by the end of 2013.

The following table presents a summary of exit activity charges reported in the Statements of Operations:

Year Ended December 31, 2011:
Cost of products sold	$0.9	$2.4	$3.3
Selling, general and administrative	9.2	3.8	13.0
Research and development	—	2.6	2.6

Total exit activity charges	$10.1	$8.8	$18.9

Year Ended December 29, 2012:
Cost of products sold	$0.5	$3.5	$4.0
Selling, general and administrative	0.3	4.7	5.0
Research and development	0.4	1.8	2.2

Total exit activity charges	$1.2	$10.0	$11.2

Incurred to Date:
Cost of products sold	$34.2	$15.4	$49.6
Selling, general and administrative	95.8	30.5	126.3
Research and development	7.4	9.1	16.5

Total exit activity charges	$137.4	$55.0	$192.4

Incurred to Date (by major type of cost):
Employee termination benefits	$117.3	$43.8	$161.1
Contract termination and other exit costs	20.1	11.2	31.3

Total exit activity charges	$137.4	$55.0	$192.4

The following table summarizes balance sheet activity related to exit activities:

	2008/2009 Program		2010 Program
	Employee Termination Benefits	Contract Termination and Other Exit Costs	Employee Termination Benefits	Contract Termination and Other Exit Costs	Total – All Programs
Balance at December 25, 2010	$22.3	$0.9	$14.2	$—	$37.4

Additions	8.5	3.5	9.6	0.9	22.5
Revisions to initial estimates	(1.3)	(0.6)	(1.7)	—	(3.6)

2011 exit activity charges	7.2	2.9	7.9	0.9	18.9

Cash payments	(23.0)	(0.3)	(17.1)	(0.9)	(41.3)

Balance at December 31, 2011	$6.5	$3.5	$5.0	$—	$15.0

Additions	1.2	0.8	9.9	1.1	13.0
Revisions to initial estimates	(0.4)	(0.3)	(1.1)	—	(1.8)

2012 exit activity charges	0.8	0.5	8.8	1.1	11.2

Cash payments	(2.6)	(3.8)	(5.3)	(1.1)	(12.8)
Foreign currency translation adjustments	0.1	(0.1)	0.1	—	0.1

Balance at December 29, 2012	$4.8	$0.1	$8.6	$—	$13.5

14.	OPERATING LEASES

The Company leases land, buildings, machinery and equipment under noncancelable operating leases. Total annual rental expense for 2012 and 2011 amounted to $40.4 and $36.7, respectively.

Minimum future rental commitments having noncancelable lease terms in excess of one year aggregated $105.7 as of December 29, 2012 and are payable as follows: 2013, $33.1; 2014, $20.1; 2015, $15.2; 2016, $12.6; 2017, $9.8 and beyond, $15.0.

15.	COMMITMENTS AND CONTINGENCIES

Subsidiary Debt Guarantees

Opco guarantees in writing for its subsidiaries certain indebtedness used for working capital and other obligations. Those written guarantees totaled approximately $913.9 and $843.4 at December 29, 2012 and December 31, 2011, respectively. The written guarantees are principally attributed to Opco’s guarantee of a euro-denominated senior secured term loan facility on behalf of its Dutch operating subsidiary and its guarantee of a bank loan on behalf of its Japanese subsidiary. Outstanding balances under the guaranteed debt facilities were $647.2 and $564.1 at December 29, 2012 and December 31, 2011, respectively. From time to time, Opco may also make verbal assurances with respect to indebtedness of its subsidiaries under certain lines of credit or other credit facilities, also used for working capital.

Letters of Credit

Opco had outstanding standby letters of credit totaling approximately $30.4 and $13.7 at December 29, 2012 and December 31, 2011, respectively, on behalf of various subsidiaries. Additionally, outstanding standby letters of credit totaling approximately $28.5 at December 29, 2012 and $29.6 at December 31, 2011 were in place to ensure payment of possible workers’ compensation, product liability (exclusive of the MoistureLoc product liability1) and other insurance claims. At December 29, 2012 and December 31, 2011, the Company had recorded liabilities of approximately $9.6 and $11.5, respectively, related to workers’ compensation, product liability (exclusive of the MoistureLoc product liability1) and other insurance claims.

[1]	Letters of credit are not necessary due to the corresponding insurance recovery asset as described in Note 17—Other Matters—Product Liability Lawsuits.

Tax Indemnifications

In connection with divestitures, and the deconsolidation associated with the formation of TPV, the Company has agreed to indemnify certain tax obligations arising out of tax audits or administrative or court proceedings relating to tax returns for any periods ending on or prior to the closing date of the respective divestiture or deconsolidation. The Company believes that any obligation arising out of these agreements would not have a material impact on its financial position. As of December 29, 2012 and December 31, 2011, the Company had recorded a long-term liability of $2.1 and $1.9, respectively, associated with its indemnity agreements.

Environmental Indemnifications

The Company has certain obligations for environmental remediation and Superfund matters related to current and former Company sites. The Company has an ongoing program in place designed to identify and manage potential environmental liabilities through such actions as having a rotating schedule of regular assessments performed to identify and manage environmental risks at Company sites before they become issues, a domestic waste disposal contract which contains indemnification of the Company from the vendor for disposal of all waste once it leaves Company property, a regular schedule of training and prevention programs designed to keep employees in Company sites aware of their responsibilities, environmental due diligence for business acquisitions and real estate transactions and ongoing tracking of significant laws and regulations affecting the Company in any of the countries where it operates. In those instances where the Company may identify environmental liability, the Company manages directly all remedial investigations, negotiation of approved remediation plans with applicable governmental authorities and implementation of all approved remediation activities.

At December 29, 2012 and December 31, 2011, estimated future investigation and remediation costs of approximately $1.9 and $1.7, respectively, were accrued by the Company, excluding estimates for legal expenses. The estimate for future investigation and remediation costs follows guidelines established by the American Standards for Testing and Materials (ASTM) Document E2137-01. All known current potential Company environmental liabilities are considered in this estimate. It is reasonable to expect that the Company’s recorded estimates of its liabilities may change and there is no assurance that additional costs greater than the amounts accrued will not be incurred, or that changes in environmental laws or their interpretation will not require additional amounts to be spent. The Company does not believe that its financial position, results of operations or cash flows are likely to be materially affected by environmental liabilities.

Other Commitments and Contingencies

The Company has entered into agreements that are enforceable and legally binding, to purchase goods and services, or to make royalty payments that are to be used in the Company’s normal operations. The aggregated minimum obligation under these agreements was $64.5 as of December 29, 2012 and is payable as follows: 2013, $39.8; 2014, $11.2; 2015, $5.0; 2016, $5.1; and 2017, $3.4.

The Company is involved in lawsuits, claims, investigations and proceedings, including patent, trademark, commercial and environmental matters, which are being handled and defended in the ordinary course of business. Pending material litigation matters are discussed further in Note 17—Other Matters. In addition to pending litigation matters, the Company may from time to time learn of alleged non-compliance with laws or regulations or other improprieties through compliance hotlines, communications by employees, former employees or other third parties, as a result of its internal audit procedures, or by some other means.

The Company’s policy is to comply with applicable laws and regulations in each jurisdiction in which it operates and, if the Company becomes aware of a potential or alleged violation, to conduct an appropriate investigation, to take appropriate remedial action and to cooperate fully with any related governmental inquiry. There can be no assurance that any future investigation or resulting remedial action will not have a material adverse financial, operational or other effect on the Company.

16.	SUPPLEMENTAL BALANCE SHEET INFORMATION

	December 31, 2011	December 29, 2012
Allowances for Losses on Trade Receivables
Balance at beginning of period	$8.5	$5.1
Change in provision	(0.7)	1.8
Gross write-offs of trade receivables accounts	(2.8)	(1.5)
Other, net	0.1	0.1

Balance at end of period	$5.1	$5.5

	December 31, 2011	December 29, 2012
Inventories
Raw materials and supplies	$73.7	$84.5
Work in process	15.1	18.3
Consigned inventory	11.4	13.0
Finished products	188.7	201.6

	$289.0	$317.4

	December 31, 2011	December 29, 2012
Property, Plant and Equipment, net
Land	$47.0	$47.6
Buildings	364.9	391.1
Machinery and equipment	660.8	749.2
Leasehold improvements	26.0	34.4
Equipment on operating lease	16.7	23.4

	1,115.4	1,245.7
Less accumulated depreciation	(426.2)	(527.1)

	$689.2	$718.6

17.	OTHER MATTERS

Legal Proceedings

The Company has been involved as a party in a number of material legal proceedings or investigations, including governmental investigations, tax litigation, product liability litigation, including lawsuits related to the MoistureLoc recall initiated in 2006, and breach of contract disputes. The Company intends to defend itself in all of these matters. See further discussion below.

ISTA Investigation

In April 2008, ISTA Pharmaceuticals, Inc. (ISTA), received a series of Grand Jury Subpoenas from the office of the United States Attorney for the Western District of New York requesting information relating primarily to ISTA’s marketing and promotion of Xibrom. In October 2011, ISTA, and some of its officers and then-current and former employees received correspondence from the government identifying them as targets of an ongoing Department of Justice (DOJ) criminal investigation into ISTA’s marketing and promotional practices. Parallel civil DOJ investigations are currently ongoing and these investigations are focused on potential violations of civil and/or criminal laws, including the Federal False Claims Act, the Food, Drug and Cosmetic Act, and the Anti-Kickback Statute. In addition, there have been two related qui tam complaints brought against ISTA. Bausch & Lomb had no involvement in the alleged events that are the focus of the government’s investigations, but on June 6, 2012, Bausch & Lomb acquired ISTA and has therefore assumed responsibility for the matter. Tolling agreements have been executed to allow cooperation and discussions regarding resolution. ISTA executed indemnification agreements with each of the individuals under investigation, and each of these individuals has executed a corresponding undertaking agreement. The Company may have to incur significant legal fees and/or pay or incur substantial fines or penalties in connection with the ongoing investigation and/or resultant litigation against ISTA and/or these individuals. The Company is cooperating fully with the government’s investigations and discussions to resolve potential civil and criminal claims arising from this matter are underway. The liabilities assumed in connection with the acquisition of ISTA include an estimated fair value of the loss contingency of $35, included in Accrued Liabilities on the Company’s Balance Sheets as of December 29, 2012. See Note 2—Acquisitions and Licensing Agreements for further discussion.

MoistureLoc Product Liability Lawsuits

As of March 5, 2013, the Company has been served or is aware that it has been named as a defendant in approximately 324 currently active product liability lawsuits (some with multiple plaintiffs) pending in a New York State Consolidated Proceeding described below as well as certain other U.S. state courts on behalf of individuals who claim they suffered personal injury as a result of using a contact lens solution with MoistureLoc. The Company has also received a small number of unfiled claims of injury which are not included within totals for currently active lawsuits.

Two consolidated cases were established to handle MoistureLoc claims. First, on August 14, 2006, the Federal Judicial Panel on Multidistrict Litigation created a coordinated proceeding in the Federal District Court for the District of South Carolina. Second, on January 2, 2007, the New York State Litigation Coordinating Panel ordered the consolidation of cases filed in New York State, and assigned the coordination responsibilities to the Supreme Court of the State of New York, New York County. There are approximately 320 currently active non-fusarium cases pending in the New York Consolidated Proceeding.

On July 15, 2009, the New York State Supreme Court overseeing the New York Consolidated Proceeding granted the Company’s motion to exclude plaintiffs’ general causation testimony with regard to non-fusarium infections, which effectively excluded plaintiffs from testifying that MoistureLoc caused nonfusarium infections. On September 15, 2011, the New York State Appellate Division, First Department, affirmed the Trial Court’s ruling. On February 7, 2012, the New York Court of Appeals denied plaintiffs’ additional appeal. Plaintiffs have subsequently filed a motion to renew the trial court’s ruling, and the Company has crossfiled a motion for summary judgment to dismiss all remaining claims. A ruling on that motion is expected by the end of March 2013.

All matters under jurisdiction of the coordinated proceedings in the Federal District Court for the District of South Carolina have been dismissed, including individual actions for personal injury and a class action purporting to represent a class of consumers who suffered economic claims as a result of purchasing a contact lens solution with MoistureLoc.

As of March 5, 2013, the Company has settled approximately 628 cases in connection with MoistureLoc product liability suits. All U.S. based fusarium claims have now been resolved and less than five fusarium claims involving claimants outside of the United States remain pending. Based on this settlement experience, the Company’s Balance Sheets include an additional liability and a corresponding insurance recovery asset which were less than one percent of the Company’s total current liabilities as of December 29, 2012 and December 31, 2011.

The insurance recovery asset has been recorded following an assessment of (1) the Company’s available product liability insurance coverage, (2) reservations of rights raised by the carriers under such policies, (3) experience to date in working with insurance carriers in the resolution and payment of claims, and (4) third-party assessments as to the solvency of such carriers and their ability to support payment of claims against the underlying policies. The Company could in future periods incur judgments or enter into settlements that individually or in the aggregate could have a material adverse effect on its results of operations and financial condition in any such period.

Material Tax Litigation

In 1993, the Company formed a partnership, Wilmington Partners, to raise additional financing. Several of its subsidiaries contributed various assets in exchange for partnership interests. The contributed assets included a $550 note (the Contributed Note). The Company determined that the Contributed Note had a tax basis of $550 upon contribution and therefore that the subsidiary that contributed the Contributed Note had a tax basis of $550 in its partnership interest in Wilmington Partners.

In June 1999, following a downgrade in its credit rating, the Company completed a series of restructuring transactions with respect to its interests in Wilmington Partners. In one of those transactions, the subsidiary that had contributed the Contributed Note sold a portion of its partnership interest to an outside investor. This sale generated a long-term capital loss of approximately $348 that the Company applied in 1999, carried back to 1998 and carried forward to the years 2001 through 2004. The amount of this loss depends in part on the contributing partner’s tax basis in the Contributed Note at the time of its contribution to Wilmington Partners. After the completion of the restructuring transactions, Wilmington Partners sold all of the assets of one of its operating businesses to an outside party. Wilmington Partners reported both gains and losses on the sale of the business assets. The amounts of gain and loss recognized on this sale depend on the initial tax basis of the Contributed Note and the tax consequences of the subsequent restructurings.

The transactions noted above have been the subject of multiple IRS reviews, starting in 1996. On December 4, 1996, the IRS initiated an audit of Wilmington Partners’s 1993 taxable year, the year in which Wilmington Partners was formed. That audit was completed with a letter dated March 23, 2000, in which the IRS stated that it would make no adjustments to Wilmington Partners’s tax return for the 1993 taxable year.

On May 12, 2006, the IRS issued an FPAA to Wilmington Partners for its two taxable periods that ended during 1999. The IRS asserted that the contributing partner’s tax basis in the Contributed Note at the time of its contribution to Wilmington Partners (and therefore that Wilmington Partners’s initial tax basis in the Contributed Note) was $0, not $550. The adjustment affected the amount of gain recognized by Wilmington Partners in 1999 with respect to the sale of the operating business discussed above.

The IRS further asserted that the adjustment to the initial tax basis in the Contributed Note resulted in the disallowance of the long-term capital loss of approximately $348 that the Company reported on the sale of the Wilmington Partners partnership interest. The IRS sought to assess additional tax for the Company’s 1999 taxable year resulting from the Company’s sale of its Wilmington Partners partnership interest and disallowed the losses related to that sale that the Company had carried back to its 1998 taxable year and carried forward to its taxable years 2001 through 2004; the IRS also made related adjustments to the Company’s 2000 and 2005 tax years.

The Company challenged the FPAA and the IRS’s proposed assessments and adjustments on various grounds in the Tax Court, including the ground that the applicable statute of limitations had expired for the years 1998, 1999 and 2000. On April 30, 2008, the Tax Court issued an Order and Decision stating that the applicable statute of limitations for those years had indeed expired, thereby foreclosing the assessment of any tax in those years resulting from the FPAA adjustments. As discussed further below, this ruling is now supported by a U.S. Supreme Court opinion in an unrelated case. In the same Order and Decision, the Tax Court ruled that no tax resulting from the FPAA adjustments could be assessed in 2001 through 2004. As discussed further below, this latter ruling is now subject to further proceedings.

The IRS appealed the Order and Decision to the U.S. Court of Appeals for the Second Circuit (the “Second Circuit”). On April 25, 2012, prior to any decision by the Second Circuit in the Company’s case, the U.S. Supreme Court released its opinion in a different case, United States v. Home Concrete & Supply, LLC. In Home Concrete, which presented a substantially similar statute of limitations issue as in the Wilmington Partners matter, the Supreme Court rejected the IRS’s statute of limitations argument. Therefore, as a result of Home Concrete, the IRS sought to withdraw its appeal of the Tax Court’s decision in the Company’s case with respect to the years 1998, 1999 and 2000.

The IRS did not, however, seek to withdraw its appeal with respect to the Company’s 2001 through 2004 tax years, arguing that although it could not assess taxes for years prior to 2001, it could make adjustments in those prior years that would affect losses carried forward to the 2001 through 2004 tax years. The total assessments now at issue are limited to those losses carried forward to the years 2001 through 2004 and related assessments to the Company’s 2005 tax year.

On September 10, 2012, the Second Circuit affirmed the Tax Court’s holding with respect to 1998, 1999 and 2000. It remanded the Wilmington Partners case to the Tax Court with instructions that the Tax Court clarify the grounds for its holding with respect to 2001 through 2004. The Company believes that the arguments it has presented and the Tax Court’s prior ruling justify disallowing the adjustments in the FPAA for years 2001 through 2004, but the Company cannot be certain of the outcome of the further proceedings on these adjustments. On March 8, 2013, the Tax Court issued an Order encouraging the parties to settle the case. The Company expects to engage in settlement discussions with the IRS soon.

The Company has not made any financial provision for the asserted additional taxes, penalties or interest as the Company believes the related tax benefits have met the recognition and full measurement threshold as outlined under FASB ASC Subtopic 740-10-25, Income Taxes - Overall Recognition. If the Tax Court were to rule against the Company (and all of the Company’s appeals were unsuccessful), the Company believes that the maximum actual cash payment it would be required to make to the IRS would be $36 ($26 in tax and $10 in penalties), plus interest. The amount of gross interest that the Company will owe is uncertain but as of March 31, 2013 it estimates that it is approximately 55% of the total tax and penalties; interest will continue to accrue pending resolution of the described proceedings. Any settlement with the IRS may result in an actual cash payment to the IRS, the amount of which will depend on the terms of that settlement.

Any final resolution of Wilmington Partners’s FPAA proceeding may result in related adjustments to the tax liability of the Company’s subsidiaries that are or were partners in Wilmington Partners.

The Company cannot be certain of the outcome of any of these proceedings or the terms of any settlement. Therefore any final determination or settlement of the issues discussed above could have a material adverse effect on the Company’s business, prospects, financial condition and results of operations.

Subpoenas from the New York Office of Inspector General for the U.S. Department of Health and Human Services

On June 29, 2011, the Company received a subpoena from the New York Office of Inspector General for the U.S. Department of Health and Human Services regarding payments and communications between Bausch & Lomb and medical professionals related to its pharmaceutical products Lotemax and Besivance. The government has indicated that the subpoena was issued in connection with a civil investigation, and the Company is cooperating fully with the government’s investigation. The Company believes it has complied with all relevant laws and has produced certain documents in response to the subpoena. The Company has been made aware that one former Bausch & Lomb employee was interviewed in March 2012 by the government. The Company has heard of no additional activity at this time, and whether the government’s investigation is ongoing or will result in further requests for information is unknown. The Company will continue to work with the U.S. Attorney’s Office regarding the scope of the subpoena and any additional specific information that may be requested. The Company’s liability in this matter, if any, is unknown.

Rembrandt Arbitration

In October 2007, the Company entered into a Master Agreement with Rembrandt Vision Technologies LP (Rembrandt) in settlement of a prior patent infringement litigation in which Rembrandt had alleged that its PureVision contact lenses, and certain CIBA Vision Corporation products, had infringed a Rembrandt patent. In March 2009, Rembrandt terminated the Master Agreement and subsequently filed a demand for arbitration, alleging a breach of its terms. An arbitration panel issued a decision on January 6, 2011, finding that it breached or potentially breached certain terms of the Master Agreement. A partial final award was rendered on July 31, 2012 in the amount of $62.0, plus $10.3 of interest expense. In December 2012, the matter was settled for $68.5, representing $58.4 of damages and $10.1 of interest. The settlement was included in accrued liabilities on the Company’s balance sheets as of December 29, 2012 and was paid in January 2013. The damages were recorded in selling, general, and administrative expenses and the interest was recorded in interest expense and other financing costs in the Company’s statement of operations.

General Litigation Statement

From time to time, the Company is engaged in, or is the subject of, various lawsuits, claims, investigations and proceedings, including product liability, patent, trademark, commercial and other matters, in the ordinary course of business. In addition to pending litigation matters, the Company may from time to time learn of alleged non-compliance with laws or regulations or other improprieties through compliance hotlines, communications by employees, former employees or other third parties, as a result of its internal audit procedures, or otherwise.

U.S. Healthcare Reform

In March 2010, healthcare reform legislation was enacted in the United States. This legislation contains several provisions that impact the Company’s business.

Although many provisions of the new legislation did not take effect immediately, several provisions became effective in the first quarter of 2010. These include (1) an increase in the minimum Medicaid rebate to states participating in the Medicaid program to 23.1 percent on branded prescription drugs and to 13 percent for generic prescription drugs; (2) the extension of the Medicaid rebate to Managed Care Organizations that dispense drugs to Medicaid beneficiaries; and (3) the expansion of the 340(B) Public Health Services drug pricing program, which provides outpatient drugs at reduced rates, to include additional hospitals, clinics, and healthcare centers. These provisions did not have a material impact on the Company’s revenues.

Beginning in 2011, the new law requires that drug manufacturers provide a 50 percent discount to Medicare beneficiaries whose prescription drug costs cause them to be subject to the Medicare Part D coverage gap (i.e. the “donut hole”). In addition, the Company was assessed its share of a new fee assessed on all branded prescription drug manufacturers and importers. These provisions did not have a material effect on the Company’s consolidated financial statements.

Beginning in 2013, the legislation imposed an excise tax of 2.3 percent on the domestic sales of medical devices as that term is defined by the FDA. Contact lenses are specifically exempt from the tax, while certain cataract/vitreoretinal products, including ophthalmic surgery equipment, instruments, IOLs, and consumables, are subject to the tax. During December 2012, final regulations were issued.

18.	SUBSEQUENT EVENTS

Acquisition of Remaining Shares of Technolas Perfect Vision GmbH

On January 25, 2013, the Company completed the acquisition of all outstanding and unowned shares of Technolas Perfect Vision GmbH (TPV), representing 45.9 percent of TPV’s outstanding equity. The Company paid €99.5 ($133.1) for the unowned shares and €0.9 ($1.2) for transaction costs from cash on hand. This amount is subject to adjustments, including an increase of up to €92.0 for milestone payments contingent on achievement of sales targets for specific TPV products in future years. The Company is in the process of determining the fair value of the assets acquired and liabilities assumed in the transaction, the fair value of the contingent consideration, the fair value of the equity interest in TPV held by the Company immediately prior to the acquisition, and the gain or loss, if any, to be recognized upon settling preexisting relationships with TPV. TPV is a leading ophthalmology laser company based in Munich, Germany, established in 2009 through a joint venture between the Company and 20/10 Perfect Vision AG. The TPV femtosecond and excimer laser platforms for cataract and refractive surgery will broaden the Company’s already robust surgical product portfolio and new product pipeline. See further discussion in Note 6—Other Long-Term Investments, TPV Joint Venture.

Cash Dividend and Related Financing

On March 15, 2013, Holdco’s board of directors declared a cash dividend of $7.40 per share on Holdco’s outstanding common stock, resulting in total distributions to its stockholders of $772.4 (the “March 2013 Dividend”). The March 2013 Dividend was payable on March 19, 2013.

On March 19, 2013, Holdco borrowed $700.0 under a new senior unsecured term loan facility (Holdco Senior Term Loans, and Opco borrowed $100.0 under its revolving credit facility (the “March 2013 Financing.”) The declaration and payment of the March 2013 Dividend, along with the payment of related fees and expenses, was financed by the March 2013 Financing.

Until March 19, 2014, the Holdco Senior Term Loans will bear interest at a rate per annum equal to 5.25 percent (or 6.00 percent if paid as PIK Interest) plus LIBOR, provided that LIBOR rates are subject to a floor of 1 percent per annum; provided that on and after March 19, 2014 (or between October 1, 2013 and March 19, 2014, under certain circumstances), the term loans will bear interest at a rate per annum equal to 9.50 percent (or 10.25 percent if paid as PIK Interest).

The Holdco Senior Term Loans contain a number of covenants that, among other things, restrict Holdco’s ability and the ability of its Restricted Subsidiaries (as defined in the credit agreement) to incur additional indebtedness; pay dividends on its capital stock or redeem, repurchase or retire its capital stock or indebtedness; make investments, loans, advances or acquisitions; create restrictions on the payment of dividends or other amounts to it from its Restricted Subsidiaries; engage in transactions with its affiliates; sell assets, including capital stock of its subsidiaries; consolidate or merge; create liens; and enter into sale and lease-back transactions. The credit agreement also contains certain customary affirmative covenants and events of default. Holdco was in compliance with all applicable covenants as of March 22, 2013.

In connection with the payment of the March 2013 Dividend, the Company modified or will modify, as applicable, the terms of certain stock-based compensation awards held by current and former employees and directors, including (i) by making a cash payment in respect of, and adjusting the exercise price of, certain vested time-based stock options, (ii) by reducing the exercise price of all other stock options, (iii) in respect of the outstanding restricted stock, adjusting the market-based vesting condition and paying dividends subject to the underlying vesting conditions and (iv) making a cash payment to cancel, and granting replacement stock options in respect of, certain performance-based stock options. The incremental cost of the make-whole modification of time-based stock options and restricted stock is expected to be immaterial. The modification of performance-based stock options will not result in any current reporting impact, but may impact expense to be recognized.

19.	SUBSEQUENT EVENTS (UNAUDITED)

Acquisition of ISTA

In connection with the reissuance of the financial statements for the year ended December 29, 2012, as revised for the effects of the finalization of purchase accounting described in Note 2—Acquisitions and Licensing Agreements—Acquisition of ISTA Pharmaceuticals, Inc,” the Company evaluated subsequent events through June 7, 2013.

Acquisition of TPV

Following the original issuance of the consolidated financial statements on March 22, 2013, the Company finalized its determination of the purchase price for the acquisition of TPV.

The fair value of the consideration transferred was:

Purchase price of unowned shares	$134.0
Fair value of pre-existing equity ownership	163.0
Laser Financing effective settlement	54.3
Contingent consideration	4.6

Total fair value of consideration transferred	$355.9

The preliminary fair values of the assets acquired and liabilities assumed were based upon preliminary valuation data and estimates that are subject to change. The Company continues to refine the valuation data and estimates and expects to complete the valuation no later than the first anniversary date of the acquisition which is January 25, 2014. The Company anticipates that adjustments will continue to be made to the preliminary fair value estimates and those adjustments may be material.

Provisionally recognized amounts of identifiable assets acquired and liabilities assumed are:

Inventory	53.1
PP&E	24.3
Customer relationships	22.7
Technology	59.5
Trade name	21.7
Non-competition agreement	8.6
Goodwill	191.9
Accounts payable and accrued liabilities	(39.7)
Other assets and liabilities, net	13.8

Total	$355.9

ISTA Investigation

On May 24, 2013, ISTA reached agreement with the U.S. government to resolve and conclude civil and criminal allegations against it. In connection with the settlement, ISTA pled guilty to charges of Conspiracy to Introduce a Misbranded Drug in Interstate Commerce with Intent to Defraud and Mislead and Conspiracy to Violate the Anti-Kickback Statute. As part of the settlement, ISTA agreed to pay approximately $34 million in civil and criminal fines, including interest and attorney’s fees. In addition, ISTA will be prohibited from participating in federal healthcare programs such as Medicare and Medicaid. However, former ISTA products, such as Bromday, Bepreve, Istalol and Vitrase, have been transferred to Opco and will continue to be eligible for reimbursement under those programs.

Material Tax Litigation

The Company has been engaged in proceedings with the IRS concerning certain transactions relating to Wilmington Partners and their respective corporate partners, which are currently all wholly owned subsidiaries of the Company. On May 12, 2006, the IRS issued a Notice of Final Partnership Administrative Adjustment (“FPAA”) to Wilmington Partners for its two taxable periods that ended during 1999. The IRS disallowed losses that were reported in connection with the transactions referenced above, including losses carried back to taxable year 1998 and carried forward to taxable years 2001 through 2004, and asserted that the Company should have reported additional gains.

The Company reached agreement with the IRS regarding the material terms of a settlement, and finalized such settlement on May 30, 2013. Under the terms of the settlement, the Company will pay the IRS in cash approximately $37.7 in taxes, penalties and interest and utilize approximately $16.2 in tax credits relating to taxable years 2000 through 2005. In addition, the Company will pay approximately $1.8 to resolve related state tax issues. As a condition to settlement, the Company unwound the Wilmington Partners structure by (i) repaying intercompany notes owed to Wilmington Partners and (ii) liquidating Wilmington Partners into its corporate partners. The IRS agreed that the Company will recognize approximately $29.7 ($10.4 tax effected at the federal statutory tax rate) in capital gains in 2013 as a result of these repayments and liquidations. These capital gains will be fully offset by the Company’s net operating losses. As a result of the settlement, the Company will write off a related deferred tax liability of $157.7 and increase its required valuation allowance by approximately $57.7. As a result of the aforementioned items and other benefits in relation to the settlement, the anticipated net impact on the statement of operations will approximate a tax benefit of $38.4.

Amendment to Opco Senior Secured Facilities

On May 20, 2013, Opco amended the Opco senior secured credit facilities. Following the May 2013 Repricing, dollar-denominated term loans bear interest based on LIBOR plus a credit spread of 3.00 percent, dollar-denominated delayed draw term loans bear interest based on LIBOR plus a credit spread of 3.25 percent, euro-denominated term loans bear interest based on EURIBOR plus a credit spread of 3.50 percent and revolving credit loans bear interest based on LIBOR or EURIBOR, as applicable, plus a credit spread of 2.75%. Each of the foregoing interest rates are subject to a 0.50 percent reduction if the ratio of Consolidated Total Debt to Consolidated EBITDA, both as defined in the credit agreement, is equal to or less than 4.50 to 1.00 as of the end of each quarter. The LIBOR and EURIBOR rates are each subject to a floor equivalent to 1 percent per annum, which floors are, following the May 2013 Repricing, no longer applicable to the delayed draw term loans.

Following the May 2013 Repricing, the five-year $500 million senior secured revolving credit facility under the Opco senior secured credit facility was reduced to $466.8 million.

Additionally, if on or prior to November 16, 2013, Opco prepays or refinances the term loans with long-term bank debt financing for the primary purpose of reducing the effective interest or weighted average yield, it will pay a repricing premium of 1 percent of the principal amount that is refinanced. Opco has not made any voluntary prepayments of U.S., Dutch, or delayed draw term loans since the May 2013 Repricing.

Bausch & Lomb Holdings Incorporated to be Acquired by Valeant Pharmaceuticals International, Inc.

On May 24, 2013, the Company entered into a definitive agreement with Valeant Pharmaceuticals International, Inc. (“Valeant”) and plan of merger (the “Merger Agreement”), pursuant to which subject to the terms and conditions set forth in the Merger Agreement, the Company will become a wholly-owned subsidiary of Valeant.

In accordance with the Merger Agreement, at the effective time of the Company’s acquisition, Valeant will pay aggregate consideration of $8.7 billion in cash, of which approximately $4.2 billion will be used to repay the Company’s outstanding debt.